UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C

INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
OF THE SECURITIES EXCHANGE ACT OF 1934
(Amendment No. 2 )

Check the appropriate box:
☒   Preliminary Information Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14(c)-5(d)(2))
☐ Definitive Information Statement

ALSIUS CORPORATION
(Name of the Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):
☐      No Fee Required
☒  Fee Computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
The proposed aggregate value of the transaction is $12,000,000 in cash. The filing fee was determined by multiplying the proposed value of the transaction by 0.0000393.

4.	Proposed aggregate value of transaction:

$12,000,000.00

5.	Total fee paid:

$471.60

☒	Fee paid previously with preliminary materials.
☐
Check box is any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.	Amount previously paid:

2.	Form, schedule, or registration statement number:

3.	Filing party:

4.	Date filed:

INFORMATION STATEMENT IN CONNECTION
WITH ASSET SALE AND COMPANY LIQUIDATION

Alsius Corporation
15770 Laguna Canyon Road, Suite 150
Irvine, California 92618
(949) 453-0150

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED
NOT TO SEND US A PROXY.

THIS IS ONLY FOR YOUR INFORMATION.

March __, 2009
Dear Stockholder:

NOTICE IS HEREBY GIVEN, pursuant to Section 228 of the Delaware General Corporation Law (“DGCL”) that, on March 13 , 2009, the holders of record of a majority of the outstanding shares of Alsius Corporation, a Delaware corporation (“we,” “us” or the “Company”), entitled to vote thereon, acting by written consent without a meeting of stockholders, approved (i) the sale of substantially all of the assets of the Company and Alsius Medical Corporation, a California corporation and a wholly-owned subsidiary of the Company, to Zoll Circulation, Inc. a Delaware corporation and wholly-owned subsidiary of ZOLL Medical Corporation (Nasdaq: ZOLL), pursuant to that certain Asset Purchase Agreement, dated as of February 19, 2009 (the “Purchase Agreement”), for an aggregate of $12.0 million in cash (the “Asset Sale”) and (ii) the adoption of a plan providing for the complete dissolution and liquidation of the Company in the form attached as Exhibit A to this Information Statement (the “Plan of Dissolution”).  Please see “WHERE TO OBTAIN MORE INFORMATION” for information on how to obtain a copy of the Purchase Agreement.

The Company’s board of directors (the “Board”) approved the Purchase Agreement and adopted the Plan of Dissolution following the Board’s determination that the Asset Sale and the complete dissolution and liquidation of the Company was the strategic alternative most likely to maximize stockholder value.

The Company’s independent financial advisor, Leerink Swann LLC, rendered an opinion to the Board that the consideration to be received by the Company pursuant to the Purchase Agreement is fair, from a financial point of view, to the Company.

In reaching its conclusion to approve the Asset Sale and the Plan of Dissolution, the Board considered the Company’s current condition and future prospects, including its financial condition, results of operations, anticipated capital expenditures and capital structure, the value of the Company’s remaining assets and its remaining claims and obligations, and other strategic alternatives for the Company, including the risks associated with these alternatives. After considering these factors and alternatives, the Board determined that the Asset Sale and the Plan of Dissolution, including the sale or distribution of all or substantially all of the Company’s remaining assets in connection therewith, was advisable, expedient and in the best interests of the Company, its stockholders and creditors, and that the Company should proceed with the Asset Sale and the Plan of Dissolution. On February 19, 2009, the Board approved the Asset Sale and the Plan of Dissolution.   On March 9, 2009, the Board fixed the record date for the approval of the Asset Sale and the Plan of Dissolution at March 9, 2009 (the “Record Date”).

Pursuant to the Plan of Dissolution, the Company will be liquidated as follows: after payment or provision for all the known and estimated debts, obligations and liabilities of the Company (including costs and expenses incurred and anticipated to be incurred in connection with the sale of assets and liquidation of the Company), payment or distributions will be made to the holders of our common stock.

Following dissolution, the Company will cease conducting normal business operations, except as may be required to wind down its business affairs and to proceed with the dissolution and liquidation. We will continue our corporate existence solely for the purpose of engaging in activities appropriate for or consistent with the winding down and liquidation of our business and affairs and preserving the value of our remaining assets until they are sold or distributed to stockholders in the liquidation. Following dissolution, the Company will not be authorized to engage in any business activities other than those related to the winding down of its affairs and preserving the value of its remaining assets as described above, thus limiting its exposure for business activities unrelated to the liquidation of its assets and the winding down of its business.

In the event distributions have not occurred prior to the date that is three years after the filing of a certificate of dissolution with the Secretary of State of the State of Delaware (the “Certificate of Dissolution”), our remaining assets will be transferred to a liquidating trust.

The Asset Sale constitutes a sale of substantially all of our assets under the DGCL, which requires the approval of our stockholders. The Plan of Dissolution also requires the approval of our stockholders.  The holders of a majority of the outstanding shares of the Company as of the Record Date have executed a written consent in favor of the Asset Sale and the Plan of Dissolution and have delivered it to the Company. No further vote or consent of any other stockholder of the Company is necessary to approve the Asset Sale and the Plan of Dissolution. We anticipate that the closing of the Asset Sale will take place as soon as practicable after satisfaction of each of the conditions to close set forth in the Purchase Agreement, but in any event, per SEC rules, no earlier than twenty (20) days after the mailing of this Information Statement to stockholders. See “THE ASSET SALE — Conditions to Closing” for more information about conditions to the closing of the Asset Sale. Similarly, we may first take corporate action with respect to the Plan of Dissolution by filing the Certificate of Dissolution with the Secretary of State of Delaware no earlier than twenty (20) days after the mailing of this Information Statement to stockholders.

You are urged to review carefully this Information Statement to consider how the matters discussed will affect you.

You should carefully consider the “Risk Factors” section of this Information Statement.  Certain statements included in this Information Statement constitute “forward-looking statements.” See “Cautionary Statement Regarding Forward-Looking Statements.”

Because the holders of  a majority of the outstanding shares of common stock of the Company have executed a written consent to approve the Asset Sale and the Plan of Dissolution pursuant to the DGCL and our Certificate of Incorporation and Bylaws, we are not asking for a proxy and you are not requested to send one. The accompanying Information Statement is for information purposes only and explains the Asset Sale and the Plan of Dissolution.

You do not have appraisal or dissenters’ rights under Delaware law, our Certificate of Incorporation or Bylaws. Please note that only stockholders of record at the Record Date will be entitled to receive this Information Statement.

We appreciate your support of Alsius Corporation.

/s/ Paul A. Brooke
Paul A. Brooke Chairman of the Board

ALSIUS CORPORATION

Notice of Stockholder Action By Written Consent
March __, 2009

NOTICE IS HEREBY GIVEN that the actions to be effected at least twenty (20) days after the mailing of this Information Statement to stockholders are (i) the sale of substantially all of the assets of the Company and Alsius Medical Corporation, a California corporation and a wholly-owned subsidiary of the Company (“Alsius Medical”), to Zoll Circulation, Inc., a Delaware corporation (“Zoll”) and a wholly-owned subsidiary of ZOLL Medical Corporation (Nasdaq: ZOLL), pursuant to an asset purchase agreement, dated as of February 19, 2009 (the “Purchase Agreement”), for an aggregate of $12.0 million in cash (the “Asset Sale”) and (ii) the adoption of a plan providing for the complete dissolution and liquidation of the Company (the “Plan of Dissolution”) attached as Exhibit A hereto.  Please see “WHERE TO OBTAIN MORE INFORMATION” for information on how to obtain a copy of the Purchase Agreement.

The Asset Sale constitutes a sale of substantially all of our assets under Delaware law, which requires the approval of our stockholders. The Plan of Dissolution also requires the approval of our stockholders. In order to approve the Asset Sale and the Plan of Dissolution, the affirmative vote of a majority of all outstanding shares of our common stock is required. As of the close of business on March 9 , 2009, the record date for approval of the Asset Sale and the Plan of Dissolution (the “Record Date”), there were 21,076,134 shares of common stock issued and outstanding.  The holders of record of a majority of the outstanding shares as of the Record Date executed a written consent in favor of the actions described above and delivered it to the Company on March 13 , 2009 (the “Consent Date”). Therefore, no other consents will be solicited in connection with this Information Statement.

In accordance with Rule 14c-2 under the Securities Exchange Act of 1934 (the “Exchange Act”), the actions will be effective no earlier than twenty (20) days after the mailing of this Information Statement to stockholders.

This Information Statement is furnished by the Company in accordance with the requirements of Regulation 14C under the Exchange Act.  The purpose of the Information Statement is to report on the actions approved by written consent of holders of a majority of the outstanding shares of the Company’s stock entitled to approve the Asset Sale and the Plan of Dissolution pursuant to the DGCL and our Certificate of Incorporation and Bylaws. Stockholders of record at the Record Date are entitled to notice of the actions approved by written consent.

This Information Statement will serve as written notice to stockholders pursuant to Section 228(e) of the DGCL.  The Company intends to mail this Information Statement to its stockholders on or about March ___, 2009.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED
NOT TO SEND US A PROXY.

-i-

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

A number of the matters discussed in this Information Statement relate to future circumstances and expectations, in particular, whether and when the Asset Sale will be consummated and what funds will be available to distribute to the Company’s stockholders when the Company is wound down. Such matters are subject to risks and uncertainties, and actual results may differ significantly from those discussed herein.  Such risks and uncertainties include, among others: the need to satisfy various conditions to the closing of the Asset Sale, including obtaining third party consents; the ability to settle liabilities of the Company within expected ranges; whether the Company can meet its sales expectations and collect accounts receivable prior to closing; and the risks that are described from time to time in the Company’s reports filed with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2007, as amended, and subsequent Quarterly Reports on Form 10-Q. This Information Statement speaks only as of its date, and the Company disclaims any duty to update the information herein, except as required by law.

-ii-

SUMMARY TERM SHEET

This summary term sheet is intended to give you a brief description of the Asset Sale and the Plan of Dissolution. This summary term sheet is qualified in its entirety by the more detailed information elsewhere in this Information Statement, in the Purchase Agreement and in the Plan of Dissolution. We urge you to review this Information Statement, the Purchase Agreement and the Plan of Dissolution to gain a more complete understanding of these transactions.

Asset Sale (See page 11)

On February 19, 2009, the Company and Alsius Medical entered into the Purchase Agreement with Zoll pursuant to which the Company agreed to sell, and Zoll agreed to purchase, substantially all of the assets of the Company, including, but not limited to, the intellectual property related to the business, other intangibles, inventories and fixed assets constituting the Company’s intravascular cooling business (collectively, the “Assets”). The purchase price to be paid by Zoll for the Assets is $12.0 million in cash.  The Asset Sale constitutes a sale of substantially all of our assets under Delaware law, which requires stockholder approval.  We obtained stockholder approval of the Asset Sale on March 13 , 2009 by written consent of the holders of record of a majority of the outstanding shares in accordance with the requirements of Delaware law and the Company’s Certificate of Incorporation and Bylaws.

To fully understand the Asset Sale, you should read this Information Statement completely. The Purchase Agreement constitutes the legal document that governs the Asset Sale. For a more complete description of the terms of the Purchase Agreement and the details of the transaction with Zoll, please see “THE ASSET SALE” in this Information Statement and the Purchase Agreement.

Material Terms of the Purchase Agreement (See page 11)

The Purchase Agreement sets forth the various rights and obligations of the Company (which includes Alsius Medical) and Zoll. The Purchase Agreement also contains various representations and warranties by the Company and Zoll and other covenants and agreements including, among others, covenants and agreements concerning the conduct of the business of the Company prior to the consummation of the Asset Sale, the agreement of the Company not to solicit other purchasers before the closing, and agreements concerning confidentiality. Also, the Purchase Agreement contains certain conditions to closing, including the absence of any material adverse change affecting the operations, assets and liabilities of the Company. The Purchase Agreement also contains indemnification obligations from the Company in favor of Zoll, including, among other things, if Zoll is harmed by a breach of the covenants or representations and warranties made by the Company in the Purchase Agreement.  The Company’s indemnity obligation survives for claims brought by Zoll within 12 months of the closing of the Asset Sale and the indemnity obligation is subject to a $1 million cap (except in cases of fraud or willful misconduct in which case there is no time limit or cap on potential liability).

Opinion of the Company’s Financial Advisor (See page 15)

On February 19, 2009, Leerink Swann LLC (“Leerink Swann”), a healthcare focused investment bank and the Company’s financial advisor in connection with the transaction, rendered a written opinion to the Company’s Board of Directors (the “Board”) as to the fairness, from a financial point of view, of the purchase price to be received by the Company in the Asset Sale, as of February 19, 2009.  The summary of Leerink Swann’s opinion in this Information Statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Exhibit B to this Information Statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Leerink Swann in preparing its opinion.

Use of Proceeds from the Asset Sale (See page 11)

The Company will use the cash proceeds of the Asset Sale to (i) pay expenses incurred in connection with the Asset Sale (which are estimated to be $1.5 million) and (ii) satisfy in full all liabilities and indebtedness of the Company not assumed by Zoll (estimated to be $10.1 million).

After the consummation of the Asset Sale, the Company intends to wind down its operations and distribute its remaining net cash assets to its stockholders provided there are sufficient funds available after accounting for liabilities, the Company expects to make an initial distribution within ninety (90) days of the Asset Sale, and one or more distributions thereafter.  For additional information see “PLAN OF DISSOLUTION.”

Name Change (See page 21)

The Purchase Agreement contemplates that at the closing of the transaction, Zoll will acquire substantially all of the Company’s assets, including the rights to use the name “Alsius.” As a result, we must amend our Certificate of Incorporation to change our name. The Board and the holders of record of a majority of the outstanding shares of the Company has approved the change of the Company’s name from “Alsius Corporation” to “ALUS Liquidation Corp.”

Plan of Dissolution (See page 21)

On February 19, 2009, the Board unanimously approved the Plan of Dissolution as the appropriate means for carrying out the complete dissolution and liquidation of the Company. The Company obtained stockholder approval of the Plan of Dissolution on March 13 , 2009 by the written consent of the holders of record of a majority of the outstanding shares of the Company in accordance with the requirements of Delaware law and the Company’s Certificate of Incorporation and Bylaws.

Pursuant to the Plan of Dissolution, the Company will be liquidated as follows: after payment or provision for all the known, unascertained or contingent debts, obligations and liabilities of the Company (including costs and expenses incurred and anticipated to be incurred in connection with the sale of assets and complete liquidation of the Company), payment or distributions will be made to the holders of our common stock.  In the event distributions have not occurred prior to the date that is three years after the filing of the Certificate of Dissolution, our remaining assets will be transferred to a liquidating trust for the benefit of our stockholders.

Following dissolution, the Company will cease conducting normal business operations, except as may be required to wind down its business affairs and to proceed with the dissolution and liquidation. We will continue our corporate existence solely for the purpose of engaging in activities appropriate for or consistent with the winding down and liquidation of our business and affairs and preserving the value of our remaining assets until they are sold or distributed to stockholders in the liquidation. Following dissolution, the Company will not be authorized to engage in any business activities other than those related to the winding down of its affairs and preserving the value of its remaining assets as described above, thus limiting its exposure for business activities unrelated to the liquidation of its assets and the winding down of its business.

Stockholder Approvals Required in Connection with the Asset Sale and the Plan of Dissolution (See page 9)

As of the Record Date, there were 21,076,134 shares of common stock issued and outstanding. The required vote of the approval of the Asset Sale and the Plan of Dissolution is a majority of the outstanding shares of common stock.   T he holders of record of a majority of the outstanding shares have voted in favor of the Asset Sale and the Plan of Dissolution by written consent, and because they have sufficient voting power to approve such proposals, no other consents will be solicited in connection with this Information Statement. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Reasons for the Asset Sale and the Plan of Dissolution (See page 10)

The Board approved the Asset Sale and adopted the Plan of Dissolution because the Board reasonably believed that it was the strategic alternative most likely to maximize stockholder value.

In reaching its conclusion to approve the Asset Sale and the Plan of Dissolution, the Board reviewed and considered the Company’s current condition and future prospects, including its financial condition, results of operations, anticipated capital expenditures and capital structure, the value of the Company’s remaining assets and its remaining claims and obligations, and other strategic alternatives for the Company, including the risks associated with these alternatives. After considering these factors and alternatives, and after spending approximately nine months with the assistance of two investment banks intensively seeking purchasers for, or investors in, the Company, the Board determined that the Asset Sale and the Plan of Dissolution, including the sale or distribution of all or substantially all of the Company’s assets in connection therewith, was advisable, expedient and in the best interests of the Company, its stockholders and creditors and that the Company should proceed with the Asset Sale and the Plan of Dissolution.

Distributions to Stockholders (See page 23)

The Board will determine, in its sole discretion and in accordance with applicable law, the timing, amount and nature of, and the record dates for, distributions, if any, that the Company will make to stockholders pursuant to the Plan of Dissolution.

The amount available for distribution, if any, will depend principally on the amount of existing and unknown claims and obligations against us. Because of uncertainties concerning the amount of any unknown claims and obligations we may incur, we cannot currently predict the precise aggregate net value of assets that may be available for distribution to stockholders.  Based on current estimates, however, management believes up to $0.34 will be available per share to distribute absent unexpected liabilities.

Distributions, if any, will be made to the stockholders of record at the close of business on the date on which we file the Certificate of Dissolution with the Secretary of State of the State of Delaware, pro rata to stockholders in accordance with the respective number of shares then held of record by them; provided that in the opinion of the Board adequate provision has been made for the payment, satisfaction and discharge of all known, unascertained or contingent debts, obligations and liabilities of the Company (including costs and expenses incurred and anticipated to be incurred in connection with the sale of assets and complete liquidation of the Company).

We anticipate that an initial distribution of liquidation proceeds will be made to our stockholders within ninety (90) days after the closing of the Asset Sale.  As we liquidate our remaining assets and pay off our outstanding liabilities, we will distribute additional liquidation proceeds, if any, to our stockholders as the Board deems appropriate. A final $1 million will be held in trust for one year to cover potential indemnity obligations to Zoll under the Purchase Agreement for the Asset Sale.  The negotiations regarding the termination of our real estate lease (which runs to December 31, 2011) may cause a significant delay to distribution of additional liquidation proceeds. Additionally, a creditor could seek an injunction against the making of distributions to our stockholders on the ground that the amounts to be distributed were needed to provide for the payment of our liabilities and expenses. To the extent the closing of the Asset Sale is delayed beyond April 15, 2009, we anticipate incurring additional operating expenses of approximately $1 million per month.

Stock Transfers Following the Filing of the Certificate of Dissolution (See page 25 )

After we file the Certificate of Dissolution with the Secretary of State of the State of Delaware, we intend to delist from Nasdaq and eventually discontinue recording transfers of our stock.  The filing of the Certificate of Dissolution is expected to occur on or about twenty (20) days after the mailing of this Information Statement to stockholders .

Appraisal Rights (See page 25)

Under Delaware law, which governs the Company and the rights of our stockholders, stockholders are not entitled to appraisal rights or other rights to demand fair value for their shares of stock by reason of the approval of the Asset Sale or the Plan of Dissolution.

Certain U.S. Federal Income Tax Consequences (See page 26)

As described in “CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES” in this Information Statement, and subject to the limitations and qualifications therein, the Company will recognize gain or loss on the disposition of each of its Assets pursuant to the Asset Sale in an amount equal to the difference between the amount the total purchase price allocable to such Asset and the Company's adjusted tax basis in such Asset.  It is anticipated that the Company will not have any material U.S. federal income tax liability as a result of the Asset Sale because the Company’s basis in the Assets exceeds the purchase price that will be received from Zoll.  Any distributions made to the Company’s stockholders pursuant to the Plan of Dissolution will be treated for tax purposes as distributions made in exchange for the Company's stock, and as a result each stockholder will recognize gain or loss in an amount equal to the excess of the total amount received over the stockholder's adjusted tax basis in such stockholder's shares of Company stock.

Risk Factors (See page 7)

The Asset Sale and the dissolution of the Company involve a number of risks.  You should read and consider carefully the information about these and other risks set forth under the caption “Risk Factors.”

Reporting Obligations

We are currently obligated to comply with the applicable reporting requirements of the Exchange Act. In order to eliminate expenses we incur to comply with these requirements, we intend to cease filing annual and quarterly reports with the SEC under the Exchange Act as soon as possible after the filing of the Certificate of Dissolution with the Secretary of State of the State of Delaware by filing the appropriate forms with Nasdaq and the SEC and by waiting the requisite time periods without objection from the SEC regarding our plans to deregister .

Additional Information About Alsius Corporation (See page 30)

More information about the Company is available from various sources described in this Information Statement under “WHERE TO OBTAIN MORE INFORMATION.”

Additional Questions About the Asset Sale or the Plan of Dissolution

If you have any additional questions about the Asset Sale or the Plan of Dissolution, or would like additional copies of this Information Statement, you should contact:

Alsius Corporation
15770 Laguna Canyon Road, Suite 150
Irvine, California 92618
(949) 453-0150
Andrew Wade, VP of Finance

QUESTIONS AND ANSWERS ABOUT THE ASSET SALE AND PLAN OF DISSOLUTION

The following questions and answers are presented for your convenience only and briefly address some questions you may have about the Asset Sale and Plan of Dissolution. They may not contain all of the information that is important to you. We urge you to read carefully the entire Information Statement, including the exhibits.

Q:	Why am I receiving this Information Statement?

A:
This Information Statement describes the sale of substantially all of our assets to Zoll and the approval of the Asset Sale and Plan of Dissolution by written consent of the holders of record of a majority of our outstanding shares . Our board of directors is providing this Information Statement to you pursuant to Section 14(c) of the Exchange Act, as amended, solely to inform you of, and provide you with information about, the Asset Sale before it is consummated.

Q:	Who is entitled to receive this Information Statement?

A:	Beneficial owners of record as of the close of business on March 9 , 2009.

Q:	Am I being asked to vote on the Asset Sale or the Plan of Dissolution?

A:
No, we are not asking you to vote for approval of the Asset Sale or the Plan of Dissolution because your vote is not required for approval of the Asset Sale of the dissolution of the Company, which has been already been approved by the written consent of the holders of a majority of the outstanding shares.

Q:	Will there be a stockholder meeting to consider and approve the Asset Sale or the Plan of Dissolution?

A:
No, a stockholder meeting will not be held to consider and approve the Asset Sale or the Plan of Dissolution. The Asset Sale and the Plan of Dissolution has already been approved by the written consent of our stockholders.

Q:	Will any of the proceeds from the Asset Sale be distributed to me as a stockholder?

A:	After the Asset Sale is consummated the Company intends to pay all of its outstanding indebtedness and to wind down its operations and distribute its remaining net assets, if any, to its stockholders.

Q:	Is the Asset Sale subject to the satisfaction of any conditions?

A:
Yes. Before the Asset Sale can be consummated, certain closing conditions must be satisfied or waived. See “THE ASSET SALE – Conditions to Closing.  If these conditions are not satisfied or waived, then the Asset Sale will not be consummated even though it has been approved by written consent.

Q:	When do you expect the Asset Sale to be consummated?

A:	We expect to consummate the Asset Sale on or around April 15, 2009 but no earlier than 20 days after the date this Information Statement is first mailed to the stockholders.

Q:	What are the U.S. federal income tax consequences of the Asset Sale?

A:
The net proceeds from the Asset Sale will consist solely of cash. The sale of the Assets will generally generate a gain or loss to us depending on whether the net proceeds are greater or less than our adjusted tax basis in the Assets. We believe that we will not realize any net gain because our basis in the Assets exceeds the purchase price that will be received from Zoll.

Our stockholders will not directly experience any U.S. federal income tax consequences as a result of the consummation of the Asset Sale.

For additional information on the U.S. federal income tax consequences of the Asset Sale, see “CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES.”

Q:	What should I do now?

A:	No action by you is required. This is being provided for your information.

Q:	Who can help answer my questions?

A:	If you would like additional copies, without charge, of this information statement or if you have questions about the Asset Sale, then you should contact us as follows:

Alsius Corporation
15770 Laguna Canyon Road, Suite 150
Irvine, California 92618
(949) 453-0150
Andrew Wade, VP of Finance

BUSINESS OF ALSIUS CORPORATION

 On June 21, 2007, the Company, formerly Ithaka Acquisition Corp. (“Ithaka”), completed its acquisition of Alsius Medical (formerly Alsius Corporation), through a merger of a wholly owned merger subsidiary with and into Alsius Medical.   Ithaka was a publicly traded blank check company formed in 2005 to acquire an unidentified operating business in the healthcare industry.  In the merger, Alsius Medical became a wholly owned subsidiary of Ithaka, and Ithaka changed its name to Alsius Corporation. As a result, Alsius Corporation succeeded Ithaka as the reporting registrant for purposes of this report.  Alsius Corporation is now a publicly traded Delaware holding company operating through its wholly owned subsidiary, Alsius Medical Corporation.  Alsius Corporation’s common stock trades on NASDAQ under the symbol “ALUS”.  For accounting purposes, the merger was treated as a reverse acquisition with Alsius Medical being the accounting acquirer. Therefore, the Company’s historical financial statements reflect those of Alsius Medical, the operating subsidiary.

Alsius Medical was incorporated in December 1991, and recapitalized and reorganized its operations and business in November 1998 to focus on intravascular temperature management. In June 2001, the Company opened a branch office, Alsius Service Center, in Wateringen, The Netherlands, to provide field support for its products in Europe.

The Company is a commercial-stage medical device company that develops, manufactures and sells proprietary, innovative products to precisely control patient temperature in hospital critical care settings. Controlling body temperature, through cooling and warming, is standard of care for patients in critical condition and those undergoing a variety of surgical procedures. As has been well documented, temperature management improves outcomes and reduces complications in patients being treated for a range of conditions such as cardiac arrest, stroke and head trauma, as well as during cardiothoracic surgery.

We market a comprehensive suite of catheter-based intravascular temperature management products that, based on management’s experience and knowledge of the industry and discussions with physicians, address an unmet clinical need for effective, accurate, easy-to-use and cost-effective control of body temperature in critical care patients. Our products consist of the CoolGard and Thermogard systems and four families of single-use catheters—Cool Line, Icy, Fortius and Quattro. The CoolGard and Thermogard systems are computer-controlled temperature regulation systems that circulate cool or warm saline in a closed-loop circuit through balloons that surround our catheters.  Our catheters are inserted into a major vein through a patient’s neck or groin and achieve rapid and precise temperature management through contact with the patient’s blood flow. A key feature of our catheters is their ability to function as central venous catheters, which are routinely used in the treatment of critically ill patients to administer drugs and fluids, draw blood and monitor blood pressure. Unlike conventional external temperature management products, such as cooling and warming blankets and ice packs, our intravascular products cool and warm the patient from the inside out, which we believe more effectively manages body temperature and allows caregivers easier access to administer patient care.

RISK FACTORS

In addition to the other information contained in this Information Statement, you should carefully read the following risk factors.

We will incur significant costs in connection with the Asset Sale which may decrease cash available for distribution to stockholders.

We currently expect to incur approximately $1.5 million of costs related to the Asset Sale. These expenses include, but are not limited to, financial advisory, legal and accounting fees and expenses, employee expenses, filing fees, printing expenses, and other related charges. We may also incur additional unanticipated expenses in connection with the Asset Sale. Approximately $0.65 million of the costs related to the Asset Sale, such as legal, financial advisory and accounting fees, will be incurred regardless of whether the Asset Sale is completed. These expenses will decrease the remaining cash available for eventual distribution to stockholders in connection with our dissolution and liquidation.

We cannot be certain of the amount, if any, of the distribution to our stockholders under the Plan of Dissolution.

Liquidation and dissolution may not create value to our stockholders or result in any remaining capital for distribution to our stockholders. Our current estimate is that there will be approximately $7.6 million, or $0.34 per share of our common stock, available for distribution over time to our stockholders. However, we cannot be certain of the precise amount available for distribution to our stockholders pursuant to the Plan of Dissolution.

We will continue to incur claims, liabilities and expenses that will reduce the amount available for distribution to our stockholders.  In addition, the amount available for distribution to our stockholders will depend on how much revenue we generate from sales prior to the closing of the Asset Sale, as well as our collections on our accounts receivable.

Claims, liabilities and expenses from operations (including, but not limited to, operating costs such as salaries, directors’ fees, directors’ and officers’ insurance, payroll and local taxes, legal and accounting fees and miscellaneous office expenses) will continue to be incurred as we seek to close the Asset Sale and wind down operations in dissolution. Satisfaction of these claims, liabilities and expenses will reduce the amount of assets available for ultimate distribution to stockholders. If available cash and amounts received on the sale of non-cash assets are not adequate to provide for our obligations, liabilities, expenses and claims, we may not be able to distribute meaningful cash, or any cash at all, to our stockholders.

Distribution of assets, if any, to our stockholders could be delayed.

Subject to the consummation of the Asset Sale, we anticipate that an initial distribution of liquidation proceeds, if any, will be made to our stockholders within ninety (90) days after the closing of the Asset Sale. As we liquidate our remaining assets and pay off our outstanding liabilities, including our real estate leases, we will distribute additional liquidation proceeds, if any, to our stockholders as the Board deems appropriate. The negotiations regarding the termination of our Irvine, California primary real estate lease (which runs to December 31, 2011) may cause a delay to distribution of additional liquidation proceeds. Additionally, a creditor could seek an injunction against the making of distributions to our stockholders on the ground that the amounts to be distributed were needed to provide for the payment of our liabilities and expenses. Any action of this type could delay or substantially diminish the amount available for distribution to our stockholders.

Stockholders may be liable to our creditors for part or all of the amount received from us if reserves are inadequate.

We may establish a contingency reserve designed to satisfy any additional claims and obligations that may arise. Any contingency reserve may not be adequate to cover all of our claims and obligations. Under Delaware law, if we fail to create an adequate contingency reserve for payment of our claims and obligations during the three-year period after we file the Certificate of Dissolution with the Secretary of State of the State of Delaware, each stockholder could be held liable for payment to our creditors of such stockholder’s pro rata share of amounts owed to creditors in excess of the contingency reserve. The liability of any stockholder would be limited to the amounts previously received by such stockholder in dissolution from us. Accordingly, in such event, a stockholder could be required to return part or all of the distributions previously made to such stockholder, and a stockholder could receive nothing from us under the Plan of Dissolution. Moreover, if a stockholder has paid taxes on amounts previously received (which is not expected to be the case if the stockholder is receiving less than what was paid for the shares), a repayment of all or a portion of such amount could result in a situation in which a stockholder may incur a net tax cost if the repayment of the amount previously distributed does not cause a commensurate reduction in taxes payable in an amount equal to the amount of the taxes paid on amounts previously distributed.

Stockholders will not be able to buy or sell shares of our common stock after we dissolve.

We intend to discontinue recording transfers of our stock on the date on which we file our Certificate of Dissolution with the Secretary of State of the State of Delaware. This filing is expected to occur on or about twenty (20) days after the mailing of this Information Statement to stockholders. After this time, there will be no further trading of our stock on the Nasdaq Capital Market or otherwise and we will not record any further transfers of our stock on our books except by will, intestate succession, or operation of law. Therefore, shares of our stock will not be freely transferable nor issuable upon exercise of outstanding options after the date of filing of the Certificate of Dissolution with the Secretary of State of the State of Delaware. All liquidating distributions from us after the date of filing of the Certificate of Dissolution with the Secretary of State of the State of Delaware will be made to our stockholders pro rata according to their respective holdings of stock as of the date of filing of the Certificate of Dissolution.

We intend to cease filing reports with the SEC.

We are currently obligated to comply with the applicable reporting requirements of the Exchange Act. In order to eliminate expenses we incur to comply with these requirements, we intend to cease filing annual and quarterly reports with the SEC under the Exchange Act as soon as possible after the filing of the Certificate of Dissolution with the Secretary of State of the State of Delaware.

GENERAL INFORMATION REGARDING
THE ASSET SALE AND PLAN OF DISSOLUTION

Stockholder Approval Required in Connection with the Asset Sale and the Plan Of Dissolution

The Asset Sale must be effected in accordance with applicable DGCL and federal and state securities laws, no other federal or state regulatory requirements or approvals are required.

At a meeting held on February 19, 2009, the Board unanimously approved (i) the Purchase Agreement and the Asset Sale and recommended that the stockholders of the Company authorize, adopt and approve the Asset Sale and the Purchase Agreement and (ii) the Plan of Dissolution and determined that the Plan of Dissolution, including the sale of all or substantially all of the Company’s remaining assets in connection therewith, is advisable, expedient and in the best interests of the Company, its stockholders and its creditors. The Board also recommended that the stockholders of the Company authorize, adopt and approve the Asset Sale, the Purchase Agreement and the Plan of Dissolution. Section 275 of the DGCL permits a Delaware corporation to dissolve if a plan of dissolution is approved by the holders of a majority of the voting power of the outstanding capital stock of the corporation entitled to vote on a plan of dissolution.

As of the Record Date, there were issued and outstanding 21,076,134 shares of common stock. On March 13 , 2009, the holders of a majority of the outstanding shares as of the Record Date executed and delivered to us a written consent approving the Asset Sale, the Purchase Agreement and the Plan of Dissolution. As a result, in accordance with Delaware law and our Certificate of Incorporation and Bylaws, the Asset Sale and the Plan of Dissolution were authorized, adopted and approved by the holders of a majority of the outstanding shares of the Company.

The adoption of the Plan of Dissolution by the stockholders of the Company constitutes full and complete authority for the Board and the officers of the Company, without further stockholder action, to do and perform any and all acts, and to make, execute and deliver any and all agreements, conveyances, assignments, transfers, certificates and other documents of any kind and character that the Board or such officers deem necessary, appropriate or advisable: (i) to dissolve the Company in accordance with the laws of the State of Delaware and cause its withdrawal from all jurisdictions in which it is authorized to do business; (ii) to sell, dispose, convey, transfer and deliver all of the remaining assets and properties of the Company; (iii) to satisfy or provide for the satisfaction of the Company’s obligations in accordance with Sections 280 and 281 of the DGCL; and (iv) to distribute any properties and assets of the Company and all remaining funds pro rata to the Company’s stockholders and in accordance with the distribution rights of the Company’s then outstanding shares of capital stock.

No further vote or consent of any other stockholder of the Company is necessary to approve the Asset Sale and the Plan of Dissolution. Accordingly, we are not soliciting any stockholder votes or consents by this Information Statement. We anticipate that the closing of the Asset Sale will take place as soon as practicable after satisfaction of each of the conditions to close set forth in the Purchase Agreement, but in any event, no earlier than twenty (20) days after the mailing of this Information Statement to stockholders. Similarly, we may first take corporate action in accordance with the stockholder approval by filing the Certificate of Dissolution with the Secretary of State of the State of Delaware not less than twenty (20) days after the mailing of this Information Statement to stockholders. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND A PROXY.

This Information Statement also serves as notice to stockholders under Section 228 of the DGCL of the approval of the Asset Sale and the Plan of Dissolution by less than unanimous written consent of the Company’s stockholders.

Background and Reasons for the Asset Sale and the Plan of Dissolution

During the spring of 2008, the Company’s Board and management undertook a review of the Company’s long-term prospects to maximize value for the Company’s stockholders. As part of its review, the Company’s Board and management considered the Company’s current condition and future prospects, including its financial condition, results of operations, anticipated capital expenditures and capital structure, including the Company’s outstanding indebtedness.

At meetings of the Board on May 6 and May 30, 2008, the Company’s management presented to the Board a range of strategic alternatives for the Company, including various debt and equity financing strategies (including registered offerings, PIPE transactions and venture capital financing), and a sale of the Company to a larger strategic buyer or a merger with a similarly sized company. This presentation included an overview of the Company’s financial condition, results of operations, anticipated capital expenditures, future prospects and capital structure, including the Company’s outstanding indebtedness. The Board was aware of and discussed market conditions for transactions, and the availability of financing for transactions involving medical device technologies. They concluded that in light of the fact that the Company would need capital by the end of the second quarter of 2009, as had been reported, it was time to explore either a financing or a sale of the Company.

On June 6, 2008, the Company engaged Leerink Swann to assist it with the potential sale of, or investment in, the Company.  Leerink Swann is a healthcare focused investment bank that is very familiar with the universe of investors in and purchasers of smaller medical device companies.

During June and July 2008, Leerink Swann approached 35 potential purchasers and investors.  Eight potential partners engaged in further discussions with Leerink Swann and/or the Company and three potential partners received management presentations from the Company’s management.

On October 13, 2008, Zoll and the Company executed a mutual non-disclosure agreement.

On October 24, 2008, the Company engaged Rockport Venture Securities, LLC (“Rockport”) to act as placement agent in connection with the private placement of equity-related or equity-linked securities to  institutional investors.  Rockport is an experienced placement agent for micro-cap public and privately held medical and other technology companies.  Rockport was well known to members of the Company’s Board as a high quality and effective agent for the type of fundraising the Company was seeking.

Between October 2008 and February 2009, Rockport and the Company approached 85 potential investors.  Eighteen potential investors engaged in further discussions with Rockport and/or the Company and six potential investors conducted due diligence on the Company.

In early January 2009, the Company received a draft term sheet from a broker-dealer to pursue a registered follow-on public offering.  The Company and the broker-dealer negotiated the terms of the follow-on offering over the next several weeks; however, the Company determined that this strategic alternative was extremely dilutive to the Company’s existing stockholders and would likely not provide the Company with adequate funds to take it to cash flow breakeven in a very difficult environment for selling medical equipment.

On January 23, 2009, the Company received a letter of intent from Zoll to purchase substantially all of the Company’s assets.  During the next week, the Company and Zoll negotiated the terms of the letter of intent.  At this time, Zoll thought the parties were too far apart in purchase price and other terms, and they terminated acquisition discussions.

On January 29, 2009, Zoll filed, but did not serve, a patent infringement complaint against the Company in the United States District Court in the Central District of California claiming that the Company is infringing upon two temperature management patents Zoll purchased from Radiant Medical, one of the Company’s defunct competitors, relating to heat exchange catheters.  Even though the complaint did not identify which of the Company’s products were alleged to be infringing Zoll’s patents, it appeared that the complaint was broad enough to cover a significant portion of the Company’s business and sales.  Zoll informed the Company that, after acquisition discussions ended, it was pursuing the patent infringement litigation to protect its interests as a competitor of the Company.

On January 30, 2009, the Board held a special meeting to discuss the patent infringement claim and whether a transaction with Zoll was still a possibility.  Despite the patent litigation, given that Zoll was the only party interested in purchasing the Company, the Board agreed that the Company should, if possible, continue negotiations with Zoll regarding a potential acquisition where Zoll would purchase the Company or its assets for at least $12 million up front.  This was the maximum amount Zoll had previously offered, although in the previous offer a portion of the purchase price would have been paid in installments.  The Board agreed that if discussions with Zoll were unproductive and Zoll were to pursue the litigation, the Company had a strong defense position and counterclaims, and the Company would need to continue to try to raise funding to continue operations and pursue the litigation.

On or about February 2, 2009, representatives of Leerink Swann contacted Zoll to inform Zoll that the Company was still interested in pursuing a sale of the Company to Zoll.

On February 4 and 5, 2009, Mr. Worthen and Zoll’s business development officer met in person at the Company’s Irvine headquarters to negotiate the key business terms of an acquisition.

During the next week, the Company and Zoll and their respective legal advisors finalized the terms of the letter of intent, including a purchase price of $12 million and a transaction structured as an asset sale.

On February 11, 2009, Zoll’s legal counsel, delivered a draft Purchase Agreement to the Company and its advisors.  Between February 11 and February 19, 2009, the Company and Zoll, including their respective financial and legal advisors, negotiated the terms and provisions of the Purchase Agreement.

During January and February 2009, the Company, Rockport and Leerink Swann reconnected with several of the potential strategic purchasers and investors; however, none of the contacted parties indicated an interest in pursuing a transaction at that time even at the reduced price at which the Company’s stock was trading.  None of these companies expressed any interest in continuing to talk.  In particular, during the two weeks prior to signing the Purchase Agreement,  Leerink again contacted eight potential partners that had an interest in the past to ensure that they thought again about whether to buy or invest in the Company.

On February 19, 2009, the Board held a special meeting at which the directors and management reviewed the Company’s current condition and future prospects, including its financial condition, results of operations, anticipated capital expenditures and capital structure, the value of the Company’s remaining assets and its remaining claims and obligations, and other strategic alternatives for the Company, including the risks associated with these alternatives. The directors also reviewed management’s report that the Company’s available cash and the value of its remaining assets and management’s report as to the strategic alternatives available. After considering these factors and alternatives, the Board determined that the Asset Sale and the Plan of Dissolution, including the sale or distribution of all or substantially all of the Company’s assets in connection therewith, was in the best interests of the Company and its stockholders and that the Company should proceed with the Asset Sale and the Plan of Dissolution.

On February 19, 2009, pursuant to the authority granted by the Board, the Company entered into the Purchase Agreement with Zoll.

On March 9, 2009, the Board fixed the Record Date at March 9, 2009 for the approval of the Asset Sale and the Plan of Dissolution by the Company’s stockholders.

On March 13 , 2009, the holders of record of a majority of the outstanding shares executed a written consent in favor of the adoption and approval of the Asset Sale and the Plan of Dissolution and delivered this consent to the Company.

THE ASSET SALE

Parties to The Purchase Agreement

The parties to the Purchase Agreement are the Company, Alsius Medical and Zoll.

The Company and Alsius Medical are located at 15770 Laguna Canyon Road, Suite 150, Irvine, California 92618, Telephone (949) 453-0150.

Zoll is a wholly-owned subsidiary of Zoll Medical Corporation (Nasdaq: ZOLL), a Massachusetts corporation incorporated in 1980, which develops technologies and software that help clinicians, emergency medical services personnel and lay rescuers advance the practice of resuscitation.  With products for pacing, defibrillation, circulation, ventilation, and fluid resuscitation, Zoll provides a comprehensive set of technologies, including Real CPR Help® and See-Thru CPR®, that help clinicians, EMS professionals, and lay rescuers resuscitate sudden cardiac arrest or trauma victims. Zoll also designs and markets software that automates the documentation and management of both clinical and non-clinical information.  Zoll is located at 269 Mill Road, Chelmsford, Massachusetts, 01824, Telephone (978) 421-9655.  Zoll Medical Corporation has executed a side letter in which it has committed to make available to Zoll the funds necessary to complete the Asset Sale.

Material Terms of the Purchase Agreement

The following is a summary of the material provisions of the Purchase Agreement.  A copy of the Purchase Agreement is attached as Exhibit 10.1 to the Current Report on Form 8-K, filed with the SEC on February 25, 2009 and is incorporated herein by reference. This summary is not complete and is qualified in its entirety by reference to the Purchase Agreement. We urge you to read the Purchase Agreement for a more complete description of its terms and conditions.  Please see “WHERE TO OBTAIN MORE INFORMATION” for information on how to obtain a copy of the Purchase Agreement.

General

Subject to the conditions contained in the Purchase Agreement, Zoll agreed to purchase the Assets for $12.0 million in cash. The Asset Sale constitutes a sale of substantially all of our assets under Delaware law, which requires the approval of our stockholders. In connection with the Asset Sale, the holders of  a majority of the outstanding shares of the Company executed a written consent, dated March 13 , 2009, with respect to the Asset Sale, no further action on the part of the Company’s stockholders is required to consummate the Asset Sale.

At closing, we will receive $12.0 million in cash.  The Asset Sale is not conditioned on any financing arrangements by Zoll and the consideration to be received by the Company at the closing will be immediately available funds. The parties have the right to terminate the Purchase Agreement in the event that the transaction does not close on or before June 30, 2009. We anticipate that the closing and transfer of cash consideration will occur on or around April 15, 2009. Stockholders, in their capacity as such, will not directly receive any of the proceeds from the Asset Sale (see “Summary Term Sheet — Use of Proceeds from the Asset Sale”).

The Company will use the cash proceeds of the Asset Sale to (i) pay expenses incurred in connection with the Asset Sale (which are estimated to be $1.5 million) and (ii) satisfy in full all liabilities and indebtedness of the Company not assumed by Zoll (estimated to be $10.1 million).

In connection with the Asset Sale, Zoll placed an order with the Company to purchase approximately $3 million of finished product at cost.  Zoll paid for 50% of the order up front, with the balance due after the products are delivered to and accepted by Zoll in accordance with the terms of the order.  The Company is currently manufacturing the products ordered by Zoll, and the Asset Sale is conditioned upon the Company’s delivery of specified minimum quantities as set forth in the purchase order.

Representations and Warranties

Article V of the Purchase Agreement contains customary representations and warranties by the Company and Alsius Medical that relate to, among other things:

•	due organization, valid existence and good standing of the Company with requisite power and authority to carry on its business as currently conducted;

•	requisite corporate authority and power to execute and deliver the Purchase Agreement and the related agreements and to perform their obligations thereunder;

•	due execution and delivery of the Purchase Agreement;

•	absence of violation of charter documents, federal, state or local laws and material contracts;

•	required consents and approvals;

•	compliance with federal, state and local statutes;

•	absence of undisclosed liabilities;

•	absence of a material adverse change relating to the Company’s business since September 30, 2008;

•	the status of the Company’s contracts and commitments, material tangible, personal property, intellectual property, leases, assets, and the absence of broker’s fees;

•	tax matters and compliance with relevant tax laws; and

•	absence of pending or threatened litigation, actions and other proceedings against the Company (except for a patent lawsuit filed by Zoll, which has been stayed as a result of this transaction).

Article VI of the Purchase Agreement contains customary representations and warranties by Zoll that relate to, among other things:

•	due organization, valid existence and good standing with requisite corporate power and authority to carry on its business as currently conducted;
•	requisite authority and power to execute and deliver the Purchase Agreement and the related agreements;
•	requisite corporate power and due authorization to perform the transactions contemplated by the Purchase Agreement;
•	absence of violation of charter documents, federal, state or local laws and material contracts;
•	sufficient funds to pay the purchase price;
•	absence of pending or threatened litigation; and
•	absence of broker’s fees.

Covenants

Article VII of the Purchase Agreement contains a number of covenants by the Company, Alsius Medical and Zoll, including covenants relating to:

•	consummate the transaction;
•	taking reasonable efforts to satisfy the conditions set forth in “Conditions to Closing” section of the Purchase Agreement;
•	access to information;
•	preparation of Information Statement;
•	confidentiality of confidential information;
•	interim operations of the Company;
•	solicitation of an alternative acquisition proposal;
•	payment of transfer taxes, if any;
•	public announcements;
•	notification of certain events;
•	purchase of a tail insurance policy covering the Company’s directors and officers;
•	employment of certain of the Company’s employees by Zoll;
•	inspection of tangible assets;
•
use of intellectual property, including the use of the names “Alsius” and “Alsius Medical” after the closing, which will be transferred to Zoll, except for the Company’s limited ability to use such names for the purpose of winding down the Company; and

•	compliance with bulk sales laws.

Conditions to Closing

Under Article VIII of the Purchase Agreement, the obligation of Zoll to complete the closing is subject to the following conditions:

•
the representations and warranties of the Company and Alsius Medical shall be true and correct in all respects, as of the closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date);

•
the Company and Alsius Medical shall have performed and complied in all material respects with all covenants, agreements and obligations required to be performed or complied with on or prior to the closing;

•
no applicable law or order shall have been enacted, entered, promulgated or enforced by any governmental authority that prohibits the consummation of all or any part of the transactions contemplated by the Purchase Agreement or the related documents, and no action, suit, proceeding, claim, arbitration or investigation shall be pending or threatened by any governmental authority or other person seeking any such order or decree or seeking to recover any damages or obtain other relief as a result of the consummation of such transactions;

•
execution and delivery by the Company of all related documents (including intellectual property assignment agreements and assignment of contracts) required to be executed by them at or prior to the closing;

•	all consents and approvals have been obtained to assign certain of the Company’s agreements Zoll has agreed to assume;

•	receipt of the stockholders’ written consent evidencing the requisite stockholder approval of the Asset Sale;

•	this Information Statement shall have been disseminated to the Company’s stockholders;

•	receipt by Zoll of a legal opinion from the Company’s counsel; and

•
delivery of the minimum order quantities for the finished inventory specified in the Purchase Order whereby Zoll agreed to purchase approximately $3 million of finished inventory at cost to be manufactured by the Company through the closing of the Asset Sale.

Under Article VIII of the Purchase Agreement, the obligations of the Company to complete the closing are subject to the following conditions:

•
the representations and warranties of Zoll shall be true and correct in all respects, as of the closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date);

•	Zoll shall have performed and complied in all material respects with all covenants, agreements and obligations required to be performed or complied with on or prior to the closing;

•
no applicable law or order shall have been enacted, entered, promulgated or enforced by any governmental authority that prohibits the consummation of all or any part of the transactions contemplated by the Purchase Agreement or the related documents, and no action, suit, proceeding, claim, arbitration or investigation shall be pending or threatened by any governmental authority or other person seeking any such order or decree or seeking to recover any damages or obtain other relief as a result of the consummation of such transactions;

•	execution and delivery by Zoll of all related documents (including intellectual property assignment agreements and assignment of contracts) required to be executed by them at or prior to the closing;

•	payment of the purchase price, including evidence of payment of the Company’s indebtedness to GE Capital; and

•	receipt by the Company of a legal opinion from Zoll’s counsel.

Indemnification and Survival

Article X of the Purchase Agreement provides that the representations and warranties identified in Articles V and VI of the Purchase Agreement shall survive until twelve (12) months following the closing.  In order to make a claim for indemnification based on a breach of a representation, warranty or covenant, Zoll must give notice of the alleged breach and claim within twelve (12) months of the closing of the Asset Sale.

The Company will indemnify and hold harmless Zoll and its affiliates and their respective officers, directors, and employees against and in respect of all losses, damages, liabilities, costs and expenses related to or resulting from: (i) any breach of any of the representations, warranties, covenants and agreements made by the Company; (ii) any liability not expressly assumed by Zoll; or (iii) the manufacture, marketing or sale of the Company’s products, or other operation of the Company’s business prior to the closing; provided, however, that the liability of the Company, will not exceed $1,000,000 in the aggregate (except in cases of fraud or willful misconduct); and provided, further, such indemnification obligations will only arise with respect to losses and liability related to breaches of representations and warranties to the extent exceeding $37,500 (except for certain claims regarding the Company’s organization, authority to enter into the Purchase Agreement and consummate the Asset Sale, title to the Assets and the Company’s intellectual property where claims may be made regardless of the amount of losses), but in no event will the liability of the Company with respect thereto exceed $1,000,000 in the aggregate.

Zoll will indemnify and hold harmless the Company and its affiliates and their respective officers, directors, and employees against and in respect of all losses, damages, liabilities, costs and expenses related to or resulting from: (i) any breach of any of the representations, warranties, covenants and agreements made by Zoll; (ii) any liability expressly assumed by Zoll; or (iii) the manufacture, marketing or sale of the Company’s products, or other operation of the Company’s business from and after the closing; provided, however, that the liability of Zoll, will not exceed $1,000,000 in the aggregate (except in cases of fraud or willful misconduct); and provided, further, such indemnification obligations will only arise with respect to losses and liability related to breaches of representations and warranties to the extent exceeding $37,500 (except for claims regarding Zoll’s organization and authority to enter into the Purchase Agreement and consummate the Asset Sale where claims can be made regardless of the amount of losses), but in no event will the liability of Zoll with respect thereto exceed $1,000,000 in the aggregate.

Termination

Article IX of the Purchase Agreement sets forth the rights of each party to terminate the Purchase Agreement prior to the closing of the Asset Sale and provides that the Purchase Agreement may be terminated at any time prior to closing as follows:

•	by the mutual consent of the Company and Zoll;

•	by either party at any time on or after June 30, 2009 if the closing has not occurred on or before such date;

•	by either party if the other party’s closing conditions have become incapable of fulfillment;

•
by either party if the other party is in material breach of any of its representations, warranties, covenants or agreements under the Purchase Agreement (which continues unremedied for thirty (30) days after written notice thereof); or

•	by Zoll if the holders of a majority of the Company’s outstanding stock have not approved the Asset Sale.

Furthermore, if the Purchase Agreement is terminated by either the Company or Zoll because the other party is in material breach of any of its representations, warranties, covenants or agreements under the Purchase Agreement (which continues unremedied for thirty (30) days after written notice thereof), then the breaching party shall pay the terminating party $1,000,000 within two (2) business days of termination.

Opinion of the Company’s Financial Advisor

The Company engaged Leerink Swann to render an opinion with respect to the fairness, from a financial point of view, of the purchase price to be paid in connection with the sale of the Company’s assets.  At a meeting of the Board on February 19, 2009, Leerink Swann delivered its oral opinion, which opinion was subsequently confirmed in writing on February 19, 2009, to the effect that, based upon and subject to the various assumptions and limitations set forth in the written opinion, the purchase price to be received by the Company in the proposed Asset Sale was fair, from a financial point of view, to the Company.

The full text of the written opinion of Leerink Swann issued on February 19, 2009, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Leerink Swann, is attached hereto as Exhibit B and is incorporated by reference.  We urge you to read this opinion carefully and in its entirety. The summary of the written opinion of Leerink Swann set forth herein is qualified in its entirety by reference to the full text of such opinion.  Leerink Swann’s analyses and opinion were prepared for and addressed to the Board and are directed only to the fairness, from a financial point of view, of the purchase price to be received by the Company, and do not constitute an opinion as to the merits of the Asset Sale or a recommendation to any stockholder as to how to act with respect to the Asset Sale.  The purchase price to be received by the Company was determined through negotiations between the Company and Zoll and not pursuant to recommendations of Leerink Swann.

In arriving at its opinion, Leerink Swann reviewed and considered such financial and other matters as it deemed relevant, including, among other things:

-	a draft of the Purchase Agreement dated February 18, 2009, together with the schedules and exhibits thereto;
-	certain financial and other business information of the Company furnished to Leerink Swann by the Company’s management;
-	discussions that Leerink Swann had with certain members of management of the Company concerning the business, operations, financial condition and prospects of the Company;
-	certain periodic reports and other publicly available information regarding the Company;
-	the historical prices, trading multiples and trading volumes of the Company’s common stock;
-	compared certain publicly available financial data of companies whose securities are traded in the public markets and that Leerink Swann deemed relevant to similar data for the Company;
-	compared the financial terms of the proposed Asset Sale with the financial terms, to the extent publicly available, of certain other transactions that Leerink Swann deemed relevant; and
-	such other information, financial studies, analyses and investigations and such other factors that Leerink Swann deemed relevant for the purposes of opinion.

In conducting its review and analysis and in arriving at its opinion, Leerink Swann, with the Company’s consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to Leerink Swann (including information furnished orally or otherwise discussed with Leerink Swann by the management of the Company), or publicly available. Leerink Swann has not undertaken any responsibility for independently verifying, and did not independently verify, the accuracy, completeness or reasonableness of any such information.  Leerink Swann further relied upon the assurances of management of the Company that they are not aware of any facts that would make such information inaccurate or misleading in any respect.  With respect to financial forecasts for the Company that were provided to and were reviewed by Leerink Swann, Leerink Swann was advised, and assumed, with the Company’s consent, that such forecasts were reasonably prepared in good faith on the basis of reasonable assumptions and reflect the best currently available estimates and judgments of the management of the Company, as to the future financial condition and performance of the Company.  Leerink Swann expressed no opinion with respect to such forecasts or estimates or the assumptions upon which they were based.

Leerink Swann did not make or obtain any independent evaluations, valuations or appraisals of the assets or liabilities (contingent or otherwise) of the Company, nor was Leerink Swann furnished with such materials.  Leerink Swann made no independent investigation of any legal, tax or accounting matters relating to the Company, and assumed the correctness of all legal, accounting and tax advice given to the Company and its Board.  Leerink Swann has not investigated, and makes no assumption regarding, any litigation or other claims affecting the Company.  Leerink Swann was not requested to, and does not, express any opinion regarding the tax effect of the Asset Sale on the Company.  Leerink Swann does not express any opinion as to (i) the value of any employee agreement or other arrangement entered into in connection with the proposed Asset Sale, or (ii) any tax or other consequences that might result from the proposed Asset Sale (please see the section entitled Conduct Following Adoption of the Plan on page 25 for information regarding the severance to be received by the officers and other employees of the Company following the Asset Sale and Plan of Dissolution)  .  Leerink Swann’s services to the Company in connection with the proposed Asset Sale have been comprised, in part, of rendering an opinion as to the fairness, from a financial point of view, of the purchase price to be received by the Company in the proposed Asset Sale, and its opinion did not address any other term, aspect or implication of the proposed Asset Sale or any other agreement or arrangement entered into in connection with the proposed Asset Sale. Leerink Swann’s opinion was necessarily based upon economic and market conditions and other circumstances as they existed and could be evaluated on the date of the opinion.  It should be understood that although subsequent developments may affect its opinion, Leerink Swann does not have any obligation to update, revise or reaffirm its opinion and Leerink Swann expressly disclaims any responsibility to do so.

For purposes of rendering its opinion, Leerink Swann assumed in all respects material to its analysis, that the purchase price payable pursuant to the Purchase Agreement was determined through arm’s-length negotiations between the appropriate parties, that the representations and warranties of each party contained in the Purchase Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Purchase Agreement without material alteration or waiver thereof and that all conditions to the consummation of the proposed Asset Sale will be satisfied without waiver thereof or material alteration to the terms of the proposed Asset Sale.  Leerink Swann also assumed, with the Company’s consent, that the final form of the Purchase Agreement was substantially the same as the last draft reviewed by Leerink Swann.  In addition, Leerink Swann assumed, with the Company’s consent, that the historical financial statements of the Company reviewed by Leerink Swann were prepared and fairly presented in accordance with U.S. generally accepted accounting principles consistently applied.  Leerink Swann further assumed, with the Company’s consent, that as of the date of the opinion there was no material adverse change in the Company’s assets, financial condition, results of operations, business or prospects since the date of the last audited financial statements made available to Leerink Swann which change had not been publicly disclosed prior to the date of the opinion.

Leerink Swann’s opinion does not constitute a recommendation to the Board or to any holder of the Company’s common stock to take any action in connection with the proposed Asset Sale or otherwise.  Leerink Swann has not been requested to opine as to, and its opinion does not in any manner address, the Company’s underlying business decision to effect the proposed Asset Sale or to proceed with any other business strategy or whether the holders of the Company’s common stock would receive more or less if another strategy or transaction was undertaken.

The following is a summary of the principal financial analyses performed by Leerink Swann to arrive at its opinion.  Some of the summaries of financial analyses include information presented in tabular format.  In order to fully understand the financial analyses, the tables must be read together with the text of each summary.  The tables alone do not constitute a complete description of the financial analyses.  Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Leerink Swann’s financial analyses.  The Company has indicated that it is unlikely to obtain the financing required to fund the Company’s operating losses.  As a result of the uncertainty surrounding the Company’s ability to obtain the financing required to fund operations and avoid insolvency, Leerink Swann does not believe that the results of generally accepted valuation analyses provides an accurate or reliable representation of the value of the Company as a going-concern.  Leerink Swann’s financial analysis reflects the value of the Assets to a potential partner with the resources required to fund the related operating losses.

Net Asset Value

 Leerink Swann calculated the net asset value of the Company as of March 31, 2009 based on management’s projections.  The net asset value was calculated by subtracting total liabilities from total assets valuing inventory at 75% - 100% of management’s projections.

The result of this analysis is summarized below:

Net Asset Value (mms)
$4.4 – $5.8

Analysis of Selected Publicly Traded Companies

To provide contextual data and comparative market information, Leerink Swann compared selected historical operating and financial data and ratios for the Company to the corresponding financial data and ratios of certain other companies (the “Selected Companies”) whose securities are publicly traded and which Leerink Swann believes have operating, market valuation and trading valuations similar to what might be expected of the Company. These companies were:

-	Escalon Medical Corp.
-	Fonar Corp.
-	Milestone Scientific Inc.
-	Misonix Inc.
-	NeuroMetrix Inc.
-	SPO Medical Inc.
-	Viking Systems Inc.

Leerink Swann selected these companies because they engage in businesses and are in a commercialization stage similar to the Company’s.  Similar to the Company, the Selected Companies include medical technology companies with a revenue-producing lead product and less than one year of cash as of the latest public filing.  Leerink Swann reviewed, among other things, the enterprise values of the selected companies, calculated as equity market value based on closing stock prices on February 18, 2009, plus debt at book value, preferred stock at liquidation value and minority interests at book value, less cash and cash equivalents, as multiples of the latest 12 months reported revenue.  Financial data for the Selected Companies were based on public filings and other publicly available information.  The following table presents the Company’s enterprise value as implied by reference range of the enterprise value to the latest 12 months revenue multiple of the Selected Companies applied to the Company’s 2008 reported revenue:

Reference Range for Selected Companies	Implied Enterprise Value
Enterprise Value to Latest 12 Months Revenue	Enterprise Value (mms)
0.5x – 1.0x	$6.2 – $12.4

Although the Selected Companies were used for comparison purposes, none of those companies are directly comparable to the Company. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex judgments and considerations concerning differences in historical and projected financial and operating characteristics of the Selected Companies and other factors that could affect the Company’s publicly traded value or the publicly traded value of the Selected Companies.

Selected Precedent Transactions Analysis

Leerink Swann analyzed certain information relating to the following selected transactions since 2006 under $100 million involving commercial-stage medical technology companies with negative operating income over the previous 12 months (the “Selected Transactions”):

Announcement Date	Target	Acquirer
• 2/12/2009	• North American Scientific – Brachytherapy	• Best Theratronics, Ltd.
• 6/11/2008	• Immunicon Corp.	• Johnson & Johnson
• 4/9/2008	• EP MedSystems, Inc.	• St. Jude Medical, Inc.
• 10/10/2007	• Excel-Tech Ltd.	• Natus Medical, Inc.
• 8/7/2007	• IsoTis, Inc.	• Integra LifeSciences Holdings Corp.
• 5/18/2007	• IOMED, Inc.	• Grand Slam Holdings LLC
• 9/1/2006	• Applied Imaging Corp.	• Genetix Group PLC
• 1/13/2006	• Endocare, Inc. – TIMM Unit	• Plethora Solutions Holdings PLC

Financial data for the Selected Transactions were based on public filings and other publicly available information.  For each of the Selected Transactions, Leerink Swann calculated and compared the enterprise value as a multiple of the latest 12 months reported revenue. As most of the Selected Transactions occurred prior to the recent significant decline in the equity capital markets, Leerink Swann derived an adjustment factor for each of the Selected Transactions based on the average price performance of the Selected Companies from the announcement date to February 18, 2009.  The following table presents the Company’s enterprise value as implied by reference range of the adjusted enterprise value to the latest 12 months revenue multiple of the Selected Transactions applied to the Company’s 2008 reported revenue:

Reference Range for Selected Transactions	Implied Enterprise Value
Adjusted Enterprise Value to Latest 12 Months Revenue	Enterprise Value (mms)
0.4x – 0.6x	$5.0 – $7.4

Discounted Cash Flow Analysis

Leerink Swann performed a discounted cash flow analysis using projections relating to the Company prepared by the Company’s management, which reflected, among other things, the utilization of net operating losses to offset future tax payments. Leerink Swann calculated a range of implied enterprise values (as of February 18, 2009) of the free cash flows that were forecasted to be generated from January 1, 2009 through December 31, 2015 and of terminal values for the Company based on the Company’s fiscal year 2015 estimated revenues.  Implied terminal values were derived by applying a range of multiples from 1.0x to 1.5x the Company’s fiscal year 2015 estimated revenues.  Present values of unlevered, after-tax free cash flows and terminal values were calculated using discount rates ranging from 20.0% to 30.0%.

Implied Enterprise Value (mms)
$0.0 – $12.1

Miscellaneous

The summary set forth above does not purport to be a complete description of all the analyses performed by Leerink Swann.  The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description.  Leerink Swann did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, notwithstanding the separate factors summarized above, Leerink Swann believes, and has advised the Board, that Leerink Swann’s analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the process underlying its opinion.  In performing its analyses, Leerink Swann made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the Company’s control.  These analyses performed by Leerink Swann are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.  In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses or securities may actually be sold.  Accordingly, such analyses and estimates are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors.  Leerink Swann does not assume responsibility if future results are materially different from those projected.  The analyses supplied by Leerink Swann and its opinion were among several factors taken into consideration by the Board in making its decision to authorize the Company to enter into the Asset Sale and should not be considered as determinative of such decision.

In the two years prior to the date of its opinion, Leerink Swann and its affiliates have provided financial advisory services to the Company unrelated to the Asset Sale, for which Leerink Swann and its affiliates received compensation of approximately $1 million, including having acted as a financial advisor in connection with the Company’s merger with Ithaka Acquisition Corporation in 2007.  In the ordinary course of Leerink Swann’s trading and brokerage activities, Leerink and its affiliates have in the past and may in the future hold positions, for its own account or the accounts of its customers, in equity, debt or other securities of the Company, Zoll or their respective affiliates.

The Board selected Leerink Swann as its financial advisor in connection with the Asset Sale because Leerink Swann is a nationally recognized investment banking firm with substantial experience in similar transactions and because of Leerink Swann’s familiarity with the Company and its business.  The issuance of Leerink Swann’s opinion was approved by Leerink Swann’s fairness opinion review committee.

Under the terms of its engagement letter, Leerink Swann provided the Company with financial advisory services and a financial opinion in connection with the Asset Sale, and we agreed to pay Leerink Swann a fee which is contingent upon completion of the Asset Sale. We also agreed to reimburse Leerink Swann for its expenses incurred in performing its services. In addition, we agreed to indemnify Leerink Swann and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Leerink Swann or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Leerink Swann’s engagement.  The terms of the fee arrangement with Leerink Swann were negotiated at arm’s length between the Company and Leerink Swann, and the Board was aware of the arrangement.  Leerink Swann will receive an estimated fee of approximately $1,000,000 from the Company, which is contingent upon consummation of the Asset Sale. Leerink Swann also received a fee of $250,000 from the Company for providing its opinion. The opinion fee was not contingent upon the consummation of the Asset Sale and is creditable in full against the transaction fee.

Accounting Treatment of the Asset Sale

The Asset Sale will be accounted for as a sale of assets transaction. At the closing of the Asset Sale, any excess in the purchase price received by the Company, less transaction expenses, over the net book value of the net assets sold will be recognized as a gain.

Financing of the Asset Sale

The Asset Sale is not conditioned on any financing arrangements by Zoll and the consideration to be received by the Company at the closing will be immediately available funds.

Name Change

The Purchase Agreement contemplates that at the closing of the transaction, Zoll will acquire substantially all of the Company’s assets, including the rights to use the name “Alsius.” As a result, we must amend our Certificate of Incorporation to change our name. The Board and the holders of record of a majority of the outstanding shares of the Company have approved the change of the Company’s name from “Alsius Corporation” to “ALUS Liquidation Corp.”

PLAN OF DISSOLUTION

The following is a summary of the material provisions of the Plan of Dissolution . A copy of the Plan of Dissolution is attached as Exhibit A to this Information Statement. This summary is not complete and is qualified in its entirety by reference to the Plan of Dissolution. The Plan of Dissolution provides for the Company’s complete dissolution and liquidation in accordance with the requirements of Delaware law and the Internal Revenue Code of 1986, as amended. We urge you to read the Plan of Dissolution for a more complete description of its terms and conditions.

General

In connection with the Plan of Dissolution, we expect that we will file the Certificate of Dissolution with the Secretary of State of the State of Delaware on or about twenty (20) days after the mailing of this Information Statement to stockholders. Under the Plan of Dissolution, the Company will take the following actions at such times as the Board, in its discretion, deems necessary, appropriate or advisable:

•	file the Certificate of Dissolution with the Secretary of State of the State of Delaware;

•	cease conducting normal business operations, except as may be required to sell its assets and wind down its business affairs;

•	take all actions required or permitted under the dissolution procedures of Section 281(b) of the DGCL;

•
pay or make reasonable provision for payment of its liabilities and obligations consisting of cash or other assets that the Company believes to be adequate for payment of its known liabilities, as well as claims that are unknown or have not yet arisen but that, based on facts known to the Company, are likely to arise or become known to the Company within ten years after the date of its dissolution; and

•
negotiate and consummate the sale of, or distribute to stockholders, all of the assets of the Company pursuant to the Plan of Dissolution and the DGCL within three years of the filing of the Certificate of Dissolution.

Pursuant to the Plan of Dissolution, the Company will be liquidated as follows: after payment or provision for all the known, unascertained or contingent debts, obligations and liabilities of the Company (including costs and expenses incurred and anticipated to be incurred in connection with the sale of assets and complete liquidation of the Company), payment or distributions will be made to the holders of our common stock.  In the event distributions have not occurred prior to the date that is three years after the filing of the Certificate of Dissolution, our remaining assets will be transferred to a liquidating trust.

Following dissolution, the Company will cease conducting normal business operations, except as may be required to wind down its business affairs and to proceed with the dissolution and liquidation. We will continue our corporate existence solely for the purpose of engaging in activities appropriate for or consistent with the winding down and liquidation of our business and affairs and preserving the value of our remaining assets until they are sold or distributed to stockholders in the liquidation. Following dissolution, the Company will not be authorized to engage in any business activities other than those related to the winding down of its affairs and preserving the value of its remaining assets as described above, thus limiting its exposure for business activities unrelated to the liquidation of its assets and the winding down of its business.

The Plan of Dissolution provides that the Board shall take all actions required or permitted under the dissolution procedures of Section 281(b) of the DGCL. These procedures require, among other things, the Company to:

•	pay or make reasonable provision to pay all claims and obligations, including all contingent, conditional or unmatured contractual claims, known to the Company;

•
make such provision as will be reasonably likely to be sufficient to provide compensation for any claim against the Company which is the subject of any pending action, suit or proceeding to which the Company is a party; and

•
make such provision as will be reasonably likely to be sufficient to provide compensation for claims that have not been made known to the Company or that have not arisen but that, based on the facts known to the Company, are likely to arise or to become known within ten years after the date of dissolution.

Notwithstanding these provisions, the Plan of Dissolution also provides that the Board may proceed with the dissolution and liquidation of the Company in accordance with any applicable provision of the DGCL, including, without limitation, Sections 280 and 281(a) thereof. Although we currently intend to follow the dissolution procedures of Section 281(b) of the DGCL, the Board may, at its option, instruct our officers to follow the procedures set forth in Sections 280 and 281(a) of the DGCL instead of those set forth in Section 281(b) of the DGCL. If the Board should so instruct our officers, they would, in accordance with Sections 280 and 281(a) of the DGCL, publish and deliver notice of dissolution to potential claimants, settle claims and post security as ordered by the Delaware Court of Chancery.

The adoption of the Plan of Dissolution by the stockholders of the Company constitutes full and complete authority for the Board and the officers of the Company, without further stockholder action, to do and perform any and all acts, and to make, execute and deliver any and all agreements, conveyances, assignments, transfers, certificates and other documents of any kind and character that the Board or such officers deem necessary, appropriate or advisable: (i) to dissolve the Company in accordance with the laws of the State of Delaware and cause its withdrawal from all jurisdictions in which it is authorized to do business; (ii) to sell, dispose, convey, transfer and deliver all of the assets and properties of the Company; (iii) to satisfy or provide for the satisfaction of the Company’s obligations in accordance with Sections 280 and 281 of the DGCL; and (iv) to distribute any properties and assets of the Company and all remaining funds pro rata to the Company’s stockholders.

We expect to file the Certificate of Dissolution with the Secretary of State of the State of Delaware on or about twenty (20) days after the mailing of this Information Statement to stockholders. We expect the dissolution to become effective, in accordance with the DGCL, immediately upon proper filing of the Certificate of Dissolution with the Secretary of State of the State of Delaware. Pursuant to the DGCL, the Company will continue to exist for three years after effectiveness of the dissolution, or for such longer period as the Delaware Court of Chancery directs, for the purpose of prosecuting and defending suits, whether civil, criminal or administrative, by or against the Company, and enabling us gradually to settle and close our business, to discharge our liabilities and to distribute to our stockholders any remaining assets, but not for the purpose of continuing the business for which we were organized or any other business. Any legal action existing or commenced by or against us during the three-year dissolution period will not terminate by reason of the expiration of the period.

Liquidation Distributions

The Board will determine, in its sole discretion and in accordance with applicable law, the timing, amount and nature of, and the record dates for, distributions, if any, that the Company will make to stockholders pursuant to the Plan of Dissolution.

Liquidation distributions will be made to the stockholders of record, at the close of business on the date of filing of the Certificate of Dissolution with the Secretary of State of the State of Delaware, pro rata to stockholders in accordance with the respective number of shares then held of record by them; provided that in the opinion of the Board adequate provision has been made for the payment, satisfaction and discharge of all known, unascertained or contingent debts, obligations and liabilities of the Company (including costs and expenses incurred and anticipated to be incurred in connection with the sale of assets and complete liquidation of the Company).

Liquidation distributions will be made in cash. Such distributions may occur in a single distribution or in a series of distributions, in such amounts and at such time or times as the Board, in its absolute discretion, and in accordance with Section 281 of the DGCL, may determine.

If and to the extent deemed necessary, appropriate or desirable by the Board in its absolute discretion, we may set aside a reasonable amount of cash and/or assets to satisfy claims against the Company and other obligations of the Company, including, without limitation, (i) tax obligations, (ii) all expenses of the sale of our assets, (iii) the salary, fees and expenses of members of the Board, management and employees, (iv) expenses for the collection and defense of our assets, (v) legal fees and expenses and other brokerage fees, agency and other fees of professionals retained to provide services to us, and indemnification of our officers, directors and employees and (vi) all other expenses related to our dissolution and liquidation and the winding down of our affairs.

The amount available for distribution, if any, will depend principally upon the amount of existing and unknown claims and obligations of the Company.  Because of uncertainties concerning the amount of any unknown claims and obligations we may incur, we cannot currently predict the aggregate net value of assets that may be available for distribution to stockholders.

We anticipate that an initial distribution of liquidation proceeds, if any, will be made to our stockholders within ninety (90) days after the closing of the Asset Sale. As we liquidate our remaining assets and pay off our outstanding liabilities, we will distribute additional liquidation proceeds, if any, to our stockholders as the Board deems appropriate. $1 million will be held in trust for one year to cover potential indemnity obligations to Zoll under the Purchase Agreement for the Asset Sale.  The negotiations regarding the termination of our real estate lease (which runs to December 31, 2011) may cause a significant delay to distribution of additional liquidation proceeds. Additionally, a creditor could seek an injunction against the making of distributions to our stockholders on the ground that the amounts to be distributed were needed to provide for the payment of our liabilities and expenses. To the extent the closing of the Asset Sale is delayed beyond April 15, 2009, we anticipate incurring additional operating expenses of approximately $1 million per month.

The following is a current estimate of cash assets and liabilities, and net available funds to distribute to stockholders, that will be available following the sale of substantially all of the Company’s assets to Zoll , such amounts being only estimates and subject on risks and uncertainties, such as unknown liabilities and claims, and the extent to which accounts receivable can be collected, that may significantly vary the amount, if any, ultimately available to distribute to stockholders:

Assets
Proceeds of Asset Sale	$12.0 million
Purchase Order	$ 3.0 million
Cash & equivalents at closing	$ 2.0 million
Collections on A/R	$ 2.0 million
Total Assets	$19.0 million

Liabilities
Debt to GE (secured lender)	$ 3.7 million
Accounts Payable	$ 1.4 million
Wind down Liabilities	$ 6.3 million
Total Liabilities	$11.4 million

Net Available for Distribution	$7.6 million
($0.34 per share based on 22,400,000 fully-diluted shares)

Sale of the Assets

The Plan of Dissolution gives the Board the authority to sell all of our properties and assets. Approval of the Plan of Dissolution constitutes stockholder approval of any and all such sales and we do not anticipate that we will require any further stockholder vote with respect to the approval of the specific terms of any particular asset sale approved by the Board. We may conduct sales by any means, including by competitive bidding or private negotiations. The prices at which we will be able to sell our various properties and assets will depend largely on factors beyond our control, including, without limitation, the supply and demand for such properties and assets, changes in interest rates, the condition of financial markets, the availability of financing to prospective purchasers of the properties and assets and regulatory approvals. In addition, we may not obtain as high a price for a particular asset as we might secure if we were not in liquidation.

Our sale of an appreciated asset will result in the recognition of taxable gain to the extent that the fair market value of such asset exceeds our tax basis in such asset. We believe that we have sufficient useable net operating losses to offset substantially all of the federal income or gain that could be recognized by us for federal income tax purposes. As a result, the Company anticipates being subject only to the alternative minimum tax and related state tax liabilities.

Conduct Following Adoption of the Plan

Following our dissolution, other than to continue complying with our reporting obligations under the federal securities laws , our activities will be limited to winding down our affairs, taking such actions as we believe may be necessary, appropriate, or desirable to preserve the value of our assets, and distributing our assets in accordance with the Plan of Dissolution. We will seek to distribute or liquidate all of our assets in such manner and upon such terms as the Board determines to be in the best interests of our stockholders. Following dissolution, the Company will cease conducting normal business operations, except as may be required to wind down its business affairs and to proceed with the dissolution and liquidation. We will continue our corporate existence solely for the purpose of engaging in activities appropriate for or consistent with the winding down and liquidation of our business and affairs and preserving the value of our remaining assets until they are sold or distributed to stockholders in the liquidation. Following dissolution, the Company will not be authorized to engage in any business activities other than those related to the winding down of its affairs and preserving the value of its remaining assets as described above, thus limiting its exposure for business activities unrelated to the liquidation of its assets and the winding down of its business. Our subsidiaries will continue their corporate existence and will continue to operate their assets in accordance with past practice until we sell them or distribute them to stockholders.

Following our dissolution, our directors, officers and any employees will receive compensation for the duties that each of them performs from time to time as determined by the Board and we will continue to indemnify our officers, directors, employees and agents in accordance with our Certificate of Incorporation and Bylaws and any contractual arrangements for actions taken in connection with the Plan of Dissolution and the winding down of our affairs. Our obligation to indemnify such persons may be satisfied out of our remaining assets. The Board and the may obtain and maintain such insurance as they believe may be necessary, appropriate, or advisable to cover our indemnification obligations under the Plan of Dissolution, including, without limitation, directors’ and officers’ liability insurance.

The amount of severance benefits payable to our officers and other employees pursuant to employment agreements or the Company’s Change in Control Plan adopted by the Board in February 2008 (the “Change in Control Plan”) is $1.4 million, plus $0.1 million of associated payroll taxes.  The Change in Control Plan provides management employees with compensation and benefits in the event of termination of employment following a change in control.  Pursuant to the Change in Control Plan, Vice Presidents, of which there are five, will receive six months' base salary and a payment for six months of benefits, and Director level employees of which there are four, will receive three months' base salary and continuation of benefits.  Other employees are typically given up to one month's base pay as severance.  Mr. Worthen, the Company’s CEO, will receive twelve months' base salary and a payment for twelve months of benefits pursuant to his employment agreement.  In addition, all restricted stock units ("RSUs") granted to current employees will vest upon the consummation of the Asset Sale, and each holder will receive the same distribution per share as stockholders.  The following is a summary of the RSUs that have been granted to the Company’s CEO and Vice Presidents:

Executive Officer	# of RSUs
William Worthen, CEO and President	425,000
Suzanne Winter, Vice President, Worldwide Sales	160,500
John Riolo, Vice President of Regulatory, Clinical and Quality Assurance	94,300
H. Michael Ameli, Vice President, Manufacturing	67,625
Andrew Wade, Vice President of Finance	44,000
Lynn Shimada, Vice President of Research and Development	44,000

Potential Liability of Stockholders

Under the DGCL, in the event we fail to adequately provide for the satisfaction of our expenses and liabilities, each stockholder could be held liable for amounts due creditors to the extent of amounts that such stockholder received from us under the Plan of Dissolution. Each stockholder’s exposure to liability is limited to his, her, or its pro rata portion of the amounts due each creditor, but in no event will a stockholder be required to return more than the pre-tax amount of all liquidation distributions the stockholder received.

If we were held by a court to have failed to make adequate provision for our expenses and liabilities, a creditor could seek an injunction against us to prevent us from making distributions under the Plan of Dissolution. Any such action could delay and substantially diminish cash distributions to our stockholders.

Final Record Date

We intend to discontinue recording transfers of our stock on the date on which we file the Certificate of Dissolution with the Secretary of State of the State of Delaware. This filing is expected to occur on or about twenty (20) days after the mailing of this Information Statement to stockholders. After this time, there will be no further trading of our stock on the Nasdaq Capital Market or otherwise and we will not record any further transfers of our stock on our books except by will, intestate succession, or operation of law. After the date of filing of the Certificate of Dissolution with the Secretary of State of the State of Delaware, we will not issue any new stock certificates, other than in connection with such permitted transfers or as replacement certificates. All liquidation distributions on or after the date of filing of the Certificate of Dissolution with the Secretary of State of the State of Delaware made by us will be made to stockholders according to their holdings of stock as of the date of filing of the Certificate of Dissolution with the Secretary of State of the State of Delaware.

Stockholders should not forward their stock certificates before receiving instructions to do so. If surrender of stock certificates should be required, any distributions otherwise payable by the Company to stockholders who have not surrendered their stock certificates may be held in trust for such stockholders, without interest, pending the surrender of such certificates (subject to escheat pursuant to the laws relating to unclaimed property). If a stockholder’s certificate(s) evidencing his, her, or its stock has been lost, stolen, or destroyed, the stockholder may be required to furnish us with satisfactory evidence of the loss, theft, or destruction, together with a surety bond or other indemnity, as a condition to the receipt of any distribution.

Absence of Appraisal Rights

Under the DGCL, our stockholders are not entitled to appraisal rights for their shares of stock in connection with the transactions contemplated by the Plan of Dissolution.

Treatment of Stock Options and Restricted Stock Units

We intend to discontinue recording transfers of our stock on the date on which we file the Certificate of Dissolution with the Secretary of State of the State of Delaware. This filing is expected to occur on or about twenty (20) days after the mailing of this Information Statement to stockholders. After we dissolve, shares of our stock will no longer be issuable upon exercise of outstanding options. Holders of stock options would only be entitled to receive payment on their options if the vested portion of the option has an exercise price below the amount that the Company will distribute per share in the dissolution.  Because outstanding options have exercise prices well above the estimated per share dissolution distribution, we do not expect option holders to receive any payment for their options.

Restricted Stock Units (“RSUs”), on the other hand, will vest at the closing of the Asset Sale, and the holder of the RSU will be deemed to receive the underlying shares without paying a purchase price.  Therefore, holders of RSUs are expected to receive the same distribution per share as stockholders.

Payment of Expenses

In the discretion of the Board, we may pay professional and other fees and expenses to any person rendering services to the Company in connection with the collection, sale, exchange or other disposition of our assets and the implementation of the Plan of Dissolution.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

We intend the following discussion to provide only a general summary of certain U.S. federal income tax consequences of the Asset Sale and the Plan of Dissolution to the Company and its stockholders. Stockholders should consult their own tax advisors as to the U.S. federal income tax consequences of the receipt of any liquidating distributions, as well as the effects of state, local and non-U.S. tax laws. This summary does not address the treatment of stockholders under the laws of any state, local or foreign taxing jurisdiction. This discussion does not purport to be a complete analysis or description of all potential federal income tax consequences of the Plan of Dissolution.

This discussion describes certain U.S. federal income tax consequences of the Asset Sale and the Plan of Dissolution. This discussion assumes that the Company will liquidate substantially in accordance with the Plan of Dissolution, and is based on currently existing provisions of the Internal Revenue Code of 1986, as amended, existing and proposed Treasury regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences as described herein. In addition, the following discussion does not address the tax consequences to the Company of the Plan of Dissolution under foreign tax laws, or the tax consequences of transactions, other than the Asset Sale, effectuated prior or subsequent to, or concurrently with, the Plan of Dissolution, whether or not any such transactions are undertaken in connection with the Plan of Dissolution. This discussion is limited to U.S. corporations, U.S. trusts and estates, and U.S. residents and citizens that hold their shares as capital assets for U.S. federal income tax purposes (generally, assets held for investment). This discussion does not address all of the tax consequences that may be relevant to a particular person or the tax consequences that may be relevant to persons subject to special treatment under U.S. federal income tax laws (including, among others, tax-exempt organizations, dealers in securities or foreign currencies, banks, insurance companies, financial institutions or persons that hold their Company stock as part of a hedge, straddle, constructive sale or conversion transaction, persons whose functional currency is not the U.S. dollar, holders that exercise appraisal rights, persons that are, or hold their Company stock through, partnerships or other pass-through entities, or persons who acquired their Company stock through the exercise of an employee stock option or otherwise as compensation). In addition, this discussion does not address any aspects of state, local, non-U.S. taxation or U.S. federal taxation other than income taxation.

The following discussion presents the opinion of the Company. No ruling has been requested from the Internal Revenue Service (the “IRS”) with respect to the anticipated tax treatment of the Asset Sale and Plan of Dissolution, and no assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.  Furthermore, the Company will not seek an opinion of counsel with respect to the anticipated tax treatment of the Asset Sale and Plan of Dissolution. If any of the conclusions stated herein proves to be incorrect, the result could be increased taxation at the corporate and/or stockholder level, thus reducing the benefit to the stockholders and the Company from the liquidation.

Distributions, if any, to stockholders pursuant to the Plan of Dissolution may occur at various times and in more than one tax year. No assurance can be given that the tax treatment described herein will remain unchanged at the time of such distributions.

Consequences to the Company

For U.S. federal income tax purposes, the Company will recognize gain or loss on the disposition of each of its assets pursuant to the Asset Sale in an amount equal to the difference between the amount the total purchase price allocable to such Asset and the Company's adjusted tax basis in such asset.  It is anticipated that the Company will not have any material U.S. federal income tax liability as a result of the Asset Sale because the Company’s basis in the Assets exceeds the purchase price to be received from Zoll.

The Asset Sale will not produce any separate and independent tax consequences to our stockholders.

Consequences to Stockholders

Liquidating distributions made to Company stockholders will be treated for tax purposes as distributions made in exchange for such stockholders' stock, as determined on a per share basis.  As a result, subject to the rules described below that apply if a stockholder receives a series of liquidating distributions, each stockholder will recognize gain or loss on the disposition of each share of Company stock in an amount equal to the excess of (i) the total amount of the liquidating distribution received with respect to such share of stock over (ii) the stockholder's adjusted tax basis in such share of stock.  Any gain or loss will be treated as capital gain or loss, and will further be treated as long-term capital gain or loss if the stockholder's holding period for such share of stock is more than 12 months on the date the liquidating distribution is received; otherwise it will be treated as short-term gain or loss.  Net long-term capital gain realized by a stockholder that is an individual, estate or trust is generally taxed at a maximum federal tax rate of 15%.  Net capital losses can generally be used to offset capital gains and, for individuals, estates or trusts, up to $3,000 of ordinary income annually.

When the Company liquidates, it is possible that stockholders may receive more than one liquidating distribution.  If multiple distributions are received, for tax purposes all receipts are applied first against the stockholder's aggregate tax basis in all of such stockholder's shares of Company stock.  Any distributions in excess of such aggregate tax basis will be treated as taxable gain, and should be recognized in the year the relevant distribution is received. If the aggregate amount of the liquidating distributions received by a stockholder is less than the stockholder’s aggregate basis in such stockholder's shares of Company stock, the stockholder will generally recognize a loss in the year in which the final liquidating distribution is received.

Information Reporting

The Company will provide its stockholders and the IRS with a statement of the amount of cash distributed to its stockholders, at such time and in such manner as required by the Treasury regulations.

Certain State, Local and Foreign Income Tax Consequences

The Company’s stockholders may be subject to liability for state, local and foreign taxes with respect to the receipt of liquidating distributions. State, local and foreign tax laws may differ in various respects from U.S. federal income tax law. Stockholders should consult their tax advisors with respect to the relevant state, local and foreign tax consequences to them of the Plan of Dissolution.

THE FOREGOING SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS INCLUDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL ADVICE TO ANY STOCKHOLDER OF THE COMPANY. THE TAX CONSEQUENCES OF THE PLAN OF DISSOLUTION MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF THE STOCKHOLDER. THE COMPANY RECOMMENDS THAT EACH STOCKHOLDER CONSULT WITH ITS OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF THE PLAN OF DISSOLUTION.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of February 19, 2009, as to shares of our common stock beneficially owned by: (i) each person who is known by us to own beneficially more than 5% of our common stock, (ii) each of our directors and executive officers and (iii) all our directors and executive officers as a group. Unless otherwise stated below, the address of each beneficial owner listed on the table is c/o Alsius Corporation, 15770 Laguna Canyon Road, Suite 150, Irvine, California 92618.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

The percentage of common stock beneficially owned is based on 21,076,134 shares outstanding as of February 19, 2009. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number	Percentage

5% Stockholders:
Adage Capital Partners, L.P. (1)	1,200,000	5.7%
Entities affiliated with MPM Asset Management (2)	2,672,568	12.7%
Entities affiliated with Canaan Equity Partners II LLC (3)	1,761,351	8.4%

Directors and Executive Officers:
Paul Brooke (4)	1,270,983	6.0%
William Worthen	0	*
H. Michael Ameli	0	*
Suzanne Winter	0	*
Gregory Tibbitts	0	*
Eric Hecht (4)	1,245,423	5.9%
Wende Hutton (4) (5)	21,871	*
Jack Lasersohn (4) (6)	417,765	2.0%
Gregory Waller (4)	8,333	*
Kurt Wheeler (4) (7)	2,680,901	12.7%

All directors and executive officers as a group (9 persons)	5,645,276	26.8%

___________________

*	Less than 1.0%

(1)
The number of shares set forth in this table is as reported in a Schedule 13G/A filed by Adage Capital Partners, L.P. (“ACP”), Adage Capital Partners GP, L.L.C (“ACPGP”), Adage Capital Advisors, L.L.C. (“ACC”), Phillip Gross, and Robert Atchinson on February 17, 2009, under the Exchange Act.  Adage Capital Partners, L.P. has the power to dispose of and the power to vote these shares beneficially owned by it, which power may be exercised by its general partner, ACPGP. ACA, as managing member of ACPGP, directs ACPGP's operations. Neither ACPGP nor ACA own directly any shares of the Company. ACPGP and ACA may be deemed to own beneficially the shares owned by ACP. Messrs. Atchinson and Gross, as managing members of ACA, have shared power to vote the shares beneficially owned by ACP. Neither Mr. Atchinson nor Mr. Gross directly own any shares of the Company; however, each may be deemed to beneficially own the shares beneficially owned by ACP. The address for Adage Capital Partners, L.P. is 200 Clarendon Street, 52nd Floor, Boston, MA 02116.  We have no reason to believe that the information in the Schedule 13G/A was not complete or accurate or that a statement or an amendment should have been filed thereto and was not.

(2)
The number of shares set forth in this table is as reported in a Schedule 13D filed by MPM BioVentures II-QP, L.P., MPM BioVentures II, L.P., MPM Asset Management Investors 2000B LLC, and MPM BioVentures GmbH & Co. Parallel-Beteiligungs KG, MPM Asset Management II, L.P. and MPM Asset Management II LLC (collectively, the “MPM Entities”) on June 29, 2007. MPM BioVentures II-QP, L.P. beneficially owns 1,799,173 shares and has sole power to dispose of and the power to vote these shares, MPM BioVentures II, L.P. beneficially owns 198,572 shares and has sole power to dispose of and the power to vote these shares, MPM BioVentures GmbH & Co. Parallel-Beteiligungs KG beneficially owns 633,399 shares and has sole power to dispose of and the power to vote these shares, and MPM Asset Management Investors 2000B LLC beneficially owns 41,424 shares and has sole power to dispose of and the power to vote these shares. MPM Asset Management II, L.P. and MPM Asset Management II LLC are the direct and indirect general partners of MPM BioVentures II-QP, L.P., MPM BioVentures II, L.P. and MPM BioVentures GmbH & Co. Parallel-Beteiligungs KG and each has shared power to dispose of and the power to vote all 2,678,568 shares beneficially owned by the MPM Entities.  The address for the MPM Entities is 200 Clarendon Street, 52nd Floor, Boston, MA 02116.  We have no reason to believe that the information in the Schedule 13D was not complete or accurate or that a statement or an amendment should have been filed thereto and was not.

(3)
The number of shares set forth in this table is as reported in a Schedule 13G filed by Canaan Equity II L.P. (“CE II”), Canaan Equity II L.P. (QP) (“CE II QP”), Canaan Equity II Entrepreneurs, LLC (“Entrepreneurs”),  (iv) Canaan Equity Partners II LLC (“CEP II”) the general partner of CE II and CE II QP and the manager of Entrepreneurs, Stephen L. Green, Deepak Kamra, Gregory Kopchinsky, Guy M. Russo, John V. Balen, Eric A. Young, Charmers Landing LLC (“Charmers”), Stonehenge LLC (“Stonehenge”), and Waubeeka LLC (“Waubeeka”) on February 10, 2009. The sole managers of Charmers, Stonehenge, and Waubeeka are Messrs. Green, Kopchinsky and Russo, respectively.  CE II is the record holder of 1,153,684 shares and has sole power to dispose of and the power to vote these shares, CE II QP is the record holder of 516,076 shares and has sole power to dispose of and the power to vote these shares, and Entrepreneurs is the record holder of 91,591 shares of Common Stock and has sole power to dispose of and the power to vote these shares.  As the general partner of CE II and CE II QP and the manager of Entrepreneurs, CEP II may be deemed to own beneficially all 1,761,351 shares held of record by the Canaan entities. As individual managers of CEP II, Messrs. Balen, Green, Kamra, Kopchinsky, Russo and Young may also be deemed to own beneficially the shares held by the Canaan entities. The address for Canaan entities is 285 Riverside Avenue, Suite 250, Westport, CT 06880.  We have no reason to believe that the information in the Schedule 13G was not complete or accurate or that a statement or an amendment should have been filed thereto and was not.

(4)	Includes options to purchase 8,333 shares of our common stock that are exercisable immediately or within 60 days of February 19, 2009.

(5)
Ms. Hutton’s ownership does not include 1,761,351 shares of common stock held by affiliated Canaan  entities as she does not have the power to dispose of or the power to vote these shares (although, Ms. Hutton is a general partner with respect to certain other Canaan entities).

(6)	Includes ownership of 409,432 shares of common stock held by affiliated Vertical Group funds over which Mr. Lasersohn has shared voting control.

(7)	Includes ownership of 2,672,568 shares of common stock held by affiliated MPM Funds over which Mr. Wheeler has shared voting control.

NO DISSENTERS’ RIGHTS

Stockholders of the Company are not entitled to appraisal or dissenters’ rights with respect to the Asset Sale or the Plan of Dissolution under Delaware law or the Company’s Certificate of Incorporation or Bylaws.

DISTRIBUTION OF INFORMATION STATEMENT

We will pay the costs of distributing this Information Statement. This distribution will be made by mail.

FINANCIAL INFORMATION

The Company’s financial statements for the year ended December 31, 2007 are included in our annual report on Form 10-K, which was filed with the SEC. You should read our annual report on Form 10-K for the twelve months ended December 31, 2007, quarterly reports on Form 10-Q for the periods ended March 31, 2008, June 30, 2008, and September 30, 2008, current reports on Form 8-K filed on November 6, 2008, and all documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Information Statement and prior to the effective date of the Plan of Dissolution.

One Information Statement is mailed to multiple stockholders sharing the same address unless the Company receives contrary instructions from one or more of the stockholders.  If multiple stockholders sharing the same address are receiving multiple copies of Information Statements and only wish to receive one copy at such address, please send such request to the Company at 15770 Laguna Canyon Road, Suite 150, Irvine, California 92618, Telephone (949) 453-0150.

WHERE TO OBTAIN MORE INFORMATION

We are subject to the informational reporting requirements of the Exchange Act and file reports, proxy statements and other information required under the Exchange Act with the SEC. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549.  Copies of such materials and information from the SEC can be obtained at existing published rates from the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. The SEC also maintains a site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC which may be downloaded free of charge.  A copy of the Purchase Agreement is attached as Exhibit 10.1 to the Current Report on Form 8-K, filed with the SEC on February 25, 2009.

Exhibit A

PLAN OF DISSOLUTION
OF ALSIUS CORPORATION

WHEREAS, the Board of Directors (the "Board") and the stockholders of Alsius Corporation, a Delaware corporation (the "Company") wish to accomplish the complete dissolution and liquidation of the Company in accordance with Section 275 and other applicable provisions of the General Corporation Law of Delaware ("DGCL") and Sections 331 and 336 of the Internal Revenue Code of 1986, as amended (the "Code").

1.	Approval and Adoption of Plan.

This Plan of Dissolution of Alsius Corporation (this “Plan”) shall become effective when all of the following steps have been completed:

(a)           Resolutions of the Company's Board of Directors.  The Board shall have adopted a resolution or resolutions with respect to the following:

(i)           Complete Dissolution and Liquidation:  The Board shall determine that it is deemed advisable for the Company to be dissolved and liquidated completely.

(ii)           Adoption of the Plan:  The Board shall approve this Plan as the appropriate means for carrying out the complete dissolution and liquidation of the Company.

(iii)           Sale of Assets:  The Board shall determine that, as part of the Plan (but not as a separate matter arising under Section 271 of the DGCL), it is deemed expedient and in the best interests of the Company to sell all or substantially all of the Company's property and assets in order to facilitate liquidation and distribution to the Company's creditors and stockholders, as appropriate.

(b)           Adoption of this Plan by the Company's Common Stockholders.  The holders of a majority of the outstanding shares of the Company's common stock (the "Common Stock"), entitled to vote thereon shall have adopted this Plan, including the dissolution of the Company and those provisions authorizing the Board to sell all or substantially all of the Company's assets in connection therewith, by written consent or at a special meeting of the stockholders of the Company called for such purpose by the Board.

2.	Dissolution and Liquidation Period.

Once the Plan is effective, the steps set forth below in this Section 2 shall be completed at such times as the Board, in its absolute discretion, deems necessary, appropriate or advisable (it being understood that the steps need not be in the order presented below, except that step (a) shall occur first). Without limiting the generality of the foregoing, the Board may instruct the officers of the Company to delay the taking of any of the following steps until the Company has performed such actions as the Board or such officers determine to be necessary, appropriate or advisable for the Company to maximize the value of the Company's assets upon liquidation; provided, that such steps may not be delayed longer than is permitted by applicable law.

(a)           A Certificate of Dissolution of the Company (the "Certificate of Dissolution") shall be filed pursuant to Section 275 of the DGCL specifying the date (no later than ninety (90) days after the filing) upon which the Certificate of Dissolution will become effective (the "Certificate Effective Date").  All actions that may be necessary, appropriate or desirable to dissolve and terminate the corporate existence of the Company shall be undertaken and completed.

(b)           The Company shall pay all franchise taxes pursuant to Section 277 of the DGCL due to or assessable by the State of Delaware including all franchise taxes due or which would be due or assessable for the entire calendar month during which the dissolution becomes effective.

(c)           The Company may give notice of the dissolution pursuant to Section 280(a)(1) of the DGCL, requiring all persons having a claim against the Company, other than a claim against the Company in a pending action to which the Company is a party, to present their claims against the Company within 61 days from the date of such notice in accordance with such notice.  Notice of the dissolution is to be given by publishing such notice at least once a week for two consecutive weeks in a newspaper of general circulation in New Castle County, Delaware and in the Company’s principal place of business (which is Orange County, California).

(d)           The Company may give notice of the dissolution pursuant to Section 280(a)(1) of the DGCL by mailing a copy of such notice by certified or registered mail, on or before the date of first publication of such notice, to each known claimant of the Company, if any (including persons with claims asserted against the Company in a pending action, suit or proceeding to which the Company is a party).  The Company shall respond to and pay any claim made and not rejected by the Board by any such claimant in response to such notice.  If the Board should, at its own discretion, reject any such claim, it shall do so by mailing a notice of rejection, by certified or registered mail, return receipt requested, to the claimant within 90 days after receipt of such claim and, in all events, at least 150 days before the expiration of the 3 year period following the date of the Company’s dissolution, as described in Section 278 of the DGCL.  The Board shall petition the Delaware Court of Chancery pursuant to Section 280(c)(1) of the DGCL to determine the amount and form of security that will be reasonably likely to be sufficient to provide compensation for any claim against the Company which is the subject of a pending action, suit or proceeding to which the Company is a party other than a claim barred pursuant to Section 280(a) of the DGCL.

(e)           The Company may give notice of the dissolution pursuant to Section 280(b)(1) of the DGCL, in substantially the same manner as described in Section 2(c) hereof, to persons (if any) with contractual claims contingent upon the occurrence or non-occurrence of future events or otherwise conditional or unmatured, and requesting that such persons present any such claims in accordance with the terms of such notice.  The Board shall offer any such claimant pursuant to Section 280(b)(2) of the DGCL such security as the Board, it its own discretion, determines is sufficient to provide compensation to the claimant if the claim matures, and the Board will mail such offer to the claimant by certified or registered mail, return receipt requested, within 90 days of receipt of such claim and, in all events, at least 150 days before the expiration of the period described in Section 278 of the DGCL.  The Board shall post any security offered and not rejected pursuant to Section 281(a)(2) of the DGCL and petition the Court of Chancery pursuant to Section 280(c)(2) of the DGCL to determine the amount and form of a security that would be sufficient to provide compensation to any claimant who has rejected the offer for security made hereunder.

(f)           If there are claims that have not been made known to the Company but that, based  on facts known to the Company, are likely to arise or to become known to the Company within 10 years following the date of dissolution, then the Company shall petition the Court of Chancery pursuant to Section 280(c)(3) of the DGCL to determine the amount and form of security which will be reasonably likely to be sufficient to provide compensation for such claims.

(g)           The Company shall (i) post any security ordered by the Court of Chancery in any proceeding required under Sections 2(c)-(e) hereof (if any) and pursuant to Section 281(a)(3) of the DGCL, (ii) make provisions for all other claims that are mature, known and uncontested or that have been finally determined to be owing by the Company pursuant to Section 281(a)(4) of the DGCL, and (iii) pay all claims or obligations arising under Sections 2(c)-(e) hereof in full pursuant to 281(a) of the DGCL; provided, however, that if there are insufficient assets, such claims and obligations shall be paid or provided for according to their priority and if among claims of equal priority, ratably to the extent of assets legally available therefore, in each case, with any remaining assets distributed to the stockholders.

(h)           The Company shall cease all of the Company's business activities and withdraw from any jurisdiction in which it is qualified to do business, except and insofar as necessary for the sale of its assets and for the proper winding up of the Company pursuant to Section 278 of the DGCL.

(i)           The Board shall negotiate and consummate (which may be done through any officer) the sales of all of the assets and properties of the Company, including the assumption by the purchaser or purchasers of any or all liabilities of the Company, insofar as the Board deems such sales to be necessary, appropriate or advisable.

(j)           The Company shall distribute the remaining funds of the Company and the remaining unsold assets of the Company, if any, to its stockholders pursuant to Sections 4 and 7 below.

The adoption of the Plan by the holders of the Company's Common Stock shall constitute full and complete authority for the Board and the officers of the Company, without further stockholder action, to proceed with the dissolution and liquidation of the Company in accordance with any applicable provision of the DGCL, including, without limitation, Section 281(b) thereof.

3.	Authority of Officers and Directors.

Prior to and after the Certificate Effective Date, the Board and the officers of the Company shall (unless they have resigned) continue in their positions for the purpose of winding up the affairs of the Company as contemplated by Delaware law, and shall undertake any actions to be performed by the Company.  The Board may appoint officers, hire employees and retain independent contractors in connection with the winding up process and this Plan.  Notwithstanding anything herein to the contrary, any action to be taken by the Board may be taken by an officer designated by the Board to carry out the dissolution of the Company.  It is currently contemplated that a dissolution officer will be appointed by the Board, and that the dissolution officer will engage a local CPA firm to assist with various matters relating to the dissolution, which may include, without limitation, holding the Company’s assets, paying costs and expenses incurred in the dissolution, and making distributions to stockholders.

The adoption of the Plan by the holders of the Company's Common Stock shall constitute full and complete authority for the Board and the officers of the Company, without further stockholder action, to do and perform any and all acts and to make, execute and deliver any and all agreements, conveyances, assignments, transfers, certificates and other documents of any kind and character that the Board or such officers deem necessary, appropriate or advisable: (i) to dissolve the Company in accordance with the laws of the State of Delaware and cause its withdrawal from all jurisdictions in which it is authorized to do business; (ii) to sell, dispose, convey, transfer and deliver the assets of the Company; (iii) to satisfy or provide for the satisfaction of the Company's obligations in accordance with any applicable provision of the DGCL, including, without limitation, Section 281(b) thereof; (iv) to distribute all of the remaining funds of the Company and any unsold assets of the Company pari passu to the holders of the Company's Common Stock; and (v) to carry out this Plan.

4.	Conversion of Assets Into Cash or Other Distributable Form.

Subject to approval by the Board, the officers, employees and agents of the Company shall, as promptly as feasible, proceed to collect all sums due or owing to the Company, to sell and convert into cash any and all corporate assets and, out of the assets of the Company, to pay, satisfy and discharge or make adequate provision for the payment, satisfaction and discharge of all debts and liabilities of the Company pursuant to Section 2 above, including all expenses of the sale of assets and of the dissolution and liquidation provided for by the Plan.  The Company’s assets and properties may be sold to any number of buyers or on a piecemeal basis to numerous buyers.  The specific terms of such sales shall be determined by the Board and may be conducted by competitive bidding or privately negotiated sales.  The Company will not be  required to obtain appraisals or other third party opinions as to the value of its properties and assets in connection with the liquidation.  In connection with such collection, sale, exchange and other disposition, the Company shall collect or make provision for the collection of all accounts receivable, debts and claims owing to the Company.

5.	Compensation, Fees and Expenses.

In connection with and for the purpose of implementing and assuring completion of this Plan, the Company may, in the absolute discretion of the Board, pay the Company’s officers, directors, employees, agents and representatives, or any of them, compensation or additional compensation above their regular compensation, including pursuant to severance and retention agreements, in money or other property, in recognition of the efforts they, or any of them, will be required to undertake, or actually undertake, in connection with the implementation of this Plan; provided, that any such compensation shall be fair and reasonable with respect to the efforts extended by any recipient of such compensation.

It is specifically contemplated that the Board may from time to time authorize the payment of fees and expenses to a law firm or law firms selected by the Board for legal fees and expenses of the Company, including, without limitation, (a) to answer questions relating to this Plan, claims that arise or other matters relating to the dissolution or liquidation of the Company, and (b) to cover any costs payable pursuant to the indemnification of the Company's officers or members of the Board provided by the Company pursuant to its Certificate of Incorporation and Bylaws or the DGCL or otherwise.  The Board and the officers of the Company are authorized to provide a retainer for legal services to its legal counsel, Sheppard, Mullin, Richter & Hampton LLP in connection with this Plan.

In addition, in connection with and for the purpose of implementing and assuring completion of this Plan, the Company may, in the sole and absolute discretion of the Board, pay any brokerage, agency and other fees and expenses of persons rendering services to the Company in connection with the collection, sale, exchange or other disposition of the Company's property and assets and the implementation of this Plan.

Adoption of this Plan by the holders of a majority of the outstanding shares of the of the outstanding Common Stock shall constitute the approval of the Company’s stockholders of the payment of any compensation, fees or expenses described herein.

6.	Indemnification.

The Company shall continue to indemnify its officers, directors, employees and agents in accordance with its Certificate of Incorporation and Bylaws and any contractual arrangements, for actions taken in connection with this Plan and the winding up of the affairs of the Company. The Board, in its sole and absolute discretion, is authorized to obtain and maintain insurance as may be necessary, appropriate or advisable to cover the Company's obligations hereunder, including without limitation directors' and officers' liability coverage.

7.	Liquidating Distributions.

Liquidating distributions, in cash or in kind, may be made from time to time after the adoption of the Plan to the holders of record, of outstanding shares of Common Stock of the Company, pro rata in accordance with the respective number of shares then held of record; provided, that in the opinion of the Board adequate provision has been made for the payment, satisfaction and discharge of all known, unascertained or contingent debts, obligations and liabilities of the Company (including costs and expenses incurred and anticipated to be incurred in connection with the sale of assets and complete liquidation of the Company).  All determinations as to the time for and the amount and kind of liquidating distributions shall be made in the exercise of the absolute discretion of the Board and in accordance with any applicable provision of the DGCL, including, without limitation, Section 281(b) thereof.  As provided in Section 10 below, distributions made pursuant to this Plan shall be treated as made in complete liquidation of the Company within the meaning of the Code and the regulations promulgated thereunder.  The Company expects to make aggregate distributions of approximately $0.34 per share based on approximately 22,400,000 shares outstanding pursuant to this Plan, and the Company expects to make an initial distribution to stockholders as soon as practicable following the date of dissolution, provided it retains a certain amount of assets of the Company until such time as the Board in its sole and absolute discretion has determined that no further liabilities of the Company exist.  Notwithstanding anything to the contrary herein, no assurances can be given that the Company’s assets will be adequate to provide for the Company’s obligations, liabilities, expenses and claims, and to make any cash distributions to stockholders.

The following is a current estimate of cash assets and liabilities, and net available funds to distribute to stockholders, that will be available following the sale of substantially all of the Company’s assets to Zoll Circulation, Inc., such amounts being only estimates and subject on risks and uncertainties, such as unknown liabilities and claims, that may significantly vary the amount, if any, ultimately available to distribute to stockholders:

Assets

Proceeds of Asset Sale	$12.0 million
Purchase Order	$ 3.0 million
Cash & equivalents at closing	$ 2.0 million
Collections on A/R	$ 2.0 million
Total Assets	$19.0 million

Liabilities

Debt to GE (secured lender)	$ 3.7 million
Accounts Payable	$ 1.4 million
Wind down Liabilities	$ 6.3 million
Total Liabilities	$11.4 million

Net Available for Distribution	$ 7.6 million
($0.34 per share based on 22,400,000 fully-diluted shares)

If any distribution to a stockholder cannot be made, whether because the stockholder cannot be located, has not surrendered its certificates evidencing the Common Stock as required hereunder or for any other reason, then the distribution to which such stockholder is entitled shall be transferred, at such time as the final liquidating distribution is made by the Company, to the official of such state or other jurisdiction authorized by applicable law to receive the proceeds of such distribution.  The proceeds of such distribution shall thereafter be held solely for the benefit of and for ultimate distribution to such stockholder as the sole equitable owner thereof and shall be treated as abandoned property and escheat to the applicable state or other jurisdiction in accordance with applicable law.  In no event shall the proceeds of any such distribution revert to or become the property of the Company.

8.	Amendment, Modification or Abandonment of Plan.

If for any reason the Board determines that such action would be in the best interests of the Company, it may amend, modify or abandon the Plan and all action contemplated thereunder, notwithstanding stockholder approval of the Plan, to the extent permitted by the DGCL; provided, however, that the Company will not amend or modify the Plan under circumstances that would require additional stockholder approval under the DGCL and the federal securities laws without complying with the DGCL and the federal securities laws.  Upon the abandonment of the Plan, the Plan shall be void.

9.	Cancellation of Stock and Stock Certificates.

The distributions to the Company's stockholders pursuant to Section 7 hereof shall be in complete cancellation of all of the outstanding shares of the Company's Common Stock.  From and after the Certificate Effective Date, and subject to applicable law, the Company's Common Stock will be treated as no longer being outstanding and each holder of the Company's Common Stock shall cease to have any rights in respect thereof, except the right to receive distributions pursuant to and in accordance with Section 7 hereof.  As a condition to receipt of any distribution to the Company's stockholders, the Board, in its absolute discretion, may require the Company's stockholders to (a) surrender their certificates evidencing their shares of Common Stock to the Company, or (b) furnish the Company with evidence satisfactory to the Board of the loss, theft or destruction of such certificates, together with such surety bond or other security or indemnity as may be required by and satisfactory to the Board.  The Company will close its stock transfer books and discontinue recording transfers of shares of stock of the Company on the Certificate Effective Date, and thereafter certificates representing shares of Company's Common Stock will not be assignable or transferable on the books of the Company except by will, intestate succession, or operation of law.

10.	Liquidation under Code Sections 331 and 336.

It is intended that this Plan shall be a plan of complete liquidation of the Company in accordance with the terms of Sections 331 and 336 of the Code.  The Plan shall be deemed to authorize the taking of such action as, in the opinion of counsel for the Company, may be necessary to conform with the provisions of said Sections 331 and 336 and the regulations promulgated thereunder.

11.	Filing of Tax Forms.

The appropriate officers of the Company are authorized and directed, within thirty (30) days after the Certificate Effective Date, to execute and file a United States Treasury Form 966 pursuant to Section 6043 of the Code and such additional forms and reports with the Internal Revenue Service as may be necessary or appropriate in connection with this Plan and the carrying out thereof.

Exhibit B

CONFIDENTIAL

February 19, 2009

Board of Directors
Alsius Corporation
15770 Laguna Canyon Road
Suite 150
Irvine, CA 92618

Members of the Board of Directors:

We understand that Alsius Corporation (the “Company” or “Alsius”), Alsius Medical Corporation, a wholly owned subsidiary of Alsius (“Alsius Medical” and collectively with Alsius, “Seller”) and Zoll Circulation, Inc. (“Buyer”) are proposing to enter into an Asset Purchase Agreement (the “Agreement”).  The terms and conditions of the proposed Transaction (as defined below) are set out more fully in the Agreement.  Terms used herein and not defined herein shall have the meanings ascribed to them in the Agreement.  The Agreement provides that, among other things and subject to the terms and conditions set forth therein, and except for the Excluded Assets, at the Closing, Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase and accept from Seller, free and clear from any Encumbrances other than Permitted Encumbrances, all right, title and interest of Seller in and to all of the assets, properties, interests and rights comprising the Business, of every kind and description, existing as of the date of the Agreement or acquired through the Closing (collectively, the “Acquired Assets”).  In consideration of the sale by Seller to Buyer of the Acquired Assets, and in addition to the assumption of the Assumed Liabilities by Buyer (the “Transaction”), Buyer shall pay to Seller an amount equal to Twelve Million Dollars ($12,000,000) in cash (the “Purchase Price”).

You have requested our opinion (the “Opinion”) as to the fairness, from a financial point of view, of the Purchase Price to be received by the Seller in the proposed Transaction. This letter and our Opinion have been authorized and approved by our Fairness Opinion Review Committee.

We have acted as financial advisor to the Seller with respect to the proposed Transaction and will receive a customary fee from the Seller for our services, a portion of which is payable in connection with the delivery of this Opinion and a portion of which is payable only if the proposed Transaction is consummated.  In addition, the Seller has agreed to indemnify us for certain liabilities that may arise out of our engagement.  We are a full-service securities firm engaged in securities trading and brokerage activities as well as investment banking and financial advisory services.  In the ordinary course of business, we and our affiliates have in the past and may, in the future, provide commercial and investment banking services to the Company, the Buyer or their respective affiliates and have received and would expect to receive customary fees for the rendering of such services. In connection with unrelated matters, we or our affiliates acted as a financial advisor in connection with the Company’s merger with Ithaka Acquisition Corporation in 2007.  In the ordinary course of our trading and brokerage activities, we or our affiliates have in the past and may in the future hold positions, for our own account or the accounts of our customers, in equity, debt or other securities of the Company, Buyer or their respective affiliates.

In connection with our Opinion, we have reviewed and considered such financial and other information as we have deemed relevant, including, among other things:

Board of Directors
Alsius Corporation
February 19, 2009

(i)	a draft of the Agreement dated February 18, 2009, together with the schedules and exhibits thereto;

(ii)	certain financial and other business information of the Company furnished to us by the Company’s management;

(iii)	discussions we had with certain members of management of the Company concerning the business, operations, financial condition and prospects of the Seller;

(iv)	certain periodic reports and other publicly available information regarding the Seller;

(v)	the historical prices, trading multiples and trading volumes of the Company’s common stock;

(vi)	compared certain publicly available financial data of companies whose securities are traded in the public markets and that we deemed relevant to similar data for the Company;

(vii)	compared the financial terms of the proposed Transaction with the financial terms, to the extent publicly available, of certain other transactions that we deemed relevant; and

(viii)	such other information, financial studies, analyses and investigations and such other factors that we deemed relevant for the purposes of this letter and the Opinion.

In conducting our review and analysis and in arriving at our Opinion, we have, with your consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to us (including information furnished to us orally or otherwise discussed with us by the management of the Company), or publicly available. We have not undertaken any responsibility for independently verifying, and did not independently verify, the accuracy, completeness or reasonableness of any such information.  We have further relied upon the assurances of management of the Seller that they are not aware of any facts that would make such information inaccurate or misleading in any respect.  With respect to financial forecasts for the Seller that were provided to us and that we have reviewed, we have been advised, and we have assumed, with your consent, that such forecasts have been reasonably prepared in good faith on the basis of reasonable assumptions and reflect the best currently available estimates and judgments of the management of the Seller, as to the future financial condition and performance of the Seller.  We express no opinion with respect to such forecasts or estimates or the assumptions upon which they are based.

We have not made or obtained any independent evaluations, valuations or appraisals of the assets or liabilities (contingent or otherwise) of the Seller, nor have we been furnished with such materials.  We have made no independent investigation of any legal, tax or accounting matters relating to the Seller, and have assumed the correctness of all legal, accounting and tax advice given to the Seller and its Board of Directors.  We have not investigated, and make no assumption regarding, any litigation or other claims affecting the Seller.  We have not been requested to, and do not, express any opinion regarding the tax effect of the Transaction on the Seller.  We do not express any opinion as to (i) the value of any employee agreement or other arrangement entered into in connection with the proposed Transaction, or (ii) any tax or other consequences that might result from the proposed Transaction.  Our services to the Seller in connection with the proposed Transaction have been comprised, in part, of rendering an opinion as to the fairness, from a financial point of view, of the Purchase Price to be received by the Seller in the proposed Transaction, and our Opinion does not address any other term, aspect or implication of the proposed Transaction or any other agreement or arrangement entered into in connection with the proposed Transaction. Our Opinion is necessarily based upon economic and market conditions and other circumstances as they exist and can be evaluated by us on the date hereof.  It should be understood that although subsequent developments may affect our Opinion, we do not have any obligation to update, revise or reaffirm our Opinion and we expressly disclaim any responsibility to do so.

Board of Directors
Alsius Corporation
February 19, 2009

For purposes of rendering our Opinion, we have assumed in all respects material to our analysis, that the Purchase Price payable pursuant to the Agreement was determined through arm’s-length negotiations between the appropriate parties, that the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement without material alteration or waiver thereof and that all conditions to the consummation of the proposed Transaction will be satisfied without waiver thereof or material alteration to the terms of the proposed Transaction.  We have also assumed, with your consent, that the final form of the Agreement will be substantially the same as the last draft reviewed by us.  In addition, we have assumed, with your consent, that the historical financial statements of the Seller reviewed by us have been prepared and fairly presented in accordance with U.S. generally accepted accounting principles consistently applied.  We have further assumed, with your consent, that as of the date hereof there has been no material adverse change in the Seller’s assets, financial condition, results of operations, business or prospects since the date of the last audited financial statements made available to us which change has not been publicly disclosed prior to the date hereof.

In preparing the Opinion, we performed a variety of financial and comparative analyses.  The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description.  We arrived at our ultimate Opinion based on the results of all analyses we undertook and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis.  Accordingly, we believe that our analyses must be considered as a whole and that selecting portions of our analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying our analyses and our Opinion.

In our analyses, we considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the Seller’s control.  No company, transaction or business used in our analyses as a comparison is identical to the Seller or the proposed Transaction, and an evaluation of the results of those analyses is not entirely mathematical.  Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions analyzed.  The estimates contained in our analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses.  In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold.  Accordingly, the estimates used in, and the results derived from, our analyses are inherently subject to substantial uncertainty.

Board of Directors
Alsius Corporation
February 19, 2009

It is understood that this letter and our Opinion are intended for use of the Board of Directors of the Company in its consideration of the proposed Transaction and may not be used for any other purpose or reproduced, disseminated, quoted, summarized or referred to at any time, in any manner or for any purpose without our prior written consent; provided, that this letter may be reproduced in full in any proxy or information statement that is required by law to be disseminated to the holders of the Company’s common stock. This letter and our Opinion do not constitute a recommendation to the Board of Directors of the Company or to any holder of the Company’s common stock to take any action in connection with the proposed Transaction or otherwise. We have not been requested to opine as to, and this letter and our Opinion do not in any manner address, the Seller’s underlying business decision to effect the proposed Transaction or to proceed with any other business strategy or whether the holders of the Company’s common stock would receive more or less if another strategy or transaction was undertaken.  In addition, this letter and our Opinion do not address any legal or accounting matters, as to which we understand that the Seller has obtained such advice as it has deemed necessary from qualified professionals.  Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of Company or any of its affiliates, or any class of such persons, relative to the consideration to be received by the holders of the Company’s common stock or with respect to the fairness of any such compensation.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Purchase Price to be received by the Seller in the proposed Transaction is fair, from a financial point of view, to the Seller.

Very truly yours,

LEERINK SWANN LLC